UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2009

Dear Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of CVR Energy, Inc., on Tuesday, April 28, 2009 at 10:00 a.m. (Central Time) at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479. The accompanying Notice of 2009 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. Alternatively, you can vote your proxy by telephone by following the instructions on the enclosed proxy card. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally.

Along with the attached Proxy Statement, we are also sending you the CVR Energy 2008 Annual Report, which includes our 2008 Annual Report on Form 10-K and financial statements.

As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,

John J. Lipinski
Chairman of the Board of Directors,
Chief Executive Officer and President

CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
www.cvrenergy.com

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on Tuesday, April 28, 2009 at 10:00 a.m. (Central Time), at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479 to consider and vote upon the following matters:

1. To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified;

2. To ratify the selection of KPMG LLP as CVR Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 12, 2009 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning April 17, 2009 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided to ensure that your shares of common stock are represented at the meeting. You may also vote your shares by telephone by following the instructions on the enclosed proxy card. If you attend the meeting in person, you may vote your shares of common stock at the meeting, even if you have previously sent in your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 28, 2009

Our Proxy Statement and the CVR Energy 2008 Annual Report, which includes our 2008 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

By Order of the Board of Directors,

Edmund S. Gross
Senior Vice President, General Counsel
and Secretary

Sugar Land, Texas
March 27, 2009

If you vote by telephone, you do not need to return your proxy card.

PROXY STATEMENT FOR CVR ENERGY, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

We are providing this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2009 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).

This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of 2009 Annual Meeting, this Proxy Statement, proxy card, voting instructions and our annual report for the year ended December 31, 2008 (the “2008 Annual Report”) are being mailed starting March 27, 2009.

What proposals will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	the election of nine directors; and

•	the ratification of the selection of KPMG LLP (“KPMG”) as CVR Energy’s independent registered public accounting firm for 2009.

What is CVR Energy’s Board’s voting recommendation?

Our Board recommends that you vote your shares “FOR” each of the nominees of the Board, and “FOR” the ratification of the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2009.

Who is entitled to vote at the Annual Meeting?

Holders of CVR Energy common stock at the close of business on March 12, 2009 (the “Record Date”) are entitled to receive the Notice of 2009 Annual Meeting and to vote their shares at the Annual Meeting. On that date, there were 86,243,745 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice of 2009 Annual Meeting, this Proxy Statement, the proxy card and the 2008 Annual Report have been sent directly to you by American Stock Transfer & Trust Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice of 2009 Annual Meeting, this Proxy Statement, the proxy card and the 2008 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following the instructions on the voting instruction card for voting by telephone.

How do I vote?

You may vote using any of the following methods:

By mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.

By telephone

Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote by telephone. Please note that there are separate telephone arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name) or you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker, bank or other nominee).

If you are a stockholder of record, you may vote by telephone by following the instructions provided on your proxy card. If you are a beneficial owner but not the record owner since you hold your shares in “street name,” you will need to contact your broker, bank or other nominee to determine whether you will be able to vote by telephone.

The telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.

In person at the Annual Meeting

All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.

If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or you hold a valid proxy for the Annual Meeting as described in the previous questions. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to March 12, 2009, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us by telephone at (281) 207-3200 to obtain directions to vote in person at our annual meeting.

What votes need to be present to hold the Annual Meeting?

Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on March 12, 2009 entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Proposal 1: Elect Nine Directors	The nine nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.
Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2009. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our Board.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current policy of the New York Stock Exchange (the “NYSE”), a broker, bank or other nominee may exercise discretionary voting power for both the election of directors and the ratification of the selection of KPMG.

Who will count the votes?

Representatives of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of election at the Annual Meeting.

Is voting confidential?

We maintain a policy of keeping all the proxies and ballots confidential. The inspectors of election will forward to management any written comments that you make on the proxy card.

What are the costs of soliciting these proxies and who will pay them?

We will bear all costs of solicitation. Upon request, we will reimburse banks, brokers and other nominees for the expenses they incur in forwarding the proxy materials to you.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to our mailing the proxy materials, members of our Board, officers and employees may solicit proxies by telephone, by fax or other electronic means of communication, or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm.

Where can I find the voting results?

We will publish the voting results in our Quarterly Report on Form 10-Q for the second quarter of 2009, which we will file with the Securities and Exchange Commission (“SEC”) in August 2009. You will be able to find the Form 10-Q on CVR Energy’s Internet site at www.cvrenergy.com, as well as on the SEC’s IDEA database at www.sec.gov.

Can a stockholder communicate directly with our Board?

Stockholders and other interested parties may communicate with members of our Board by writing to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

Stockholders and other interested parties may also send an e-mail to CVR Energy’s Senior Vice President, General Counsel and Secretary at esgross@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
Telephone: (800) 937-5449
Website Address: www.amstock.com

INFORMATION ABOUT THE ANNUAL REPORT

Will I receive a copy of our annual report?

We have mailed you a copy of the 2008 Annual Report with this Proxy Statement. The 2008 Annual Report includes our audited financial statements, along with other financial information and we urge you to read it carefully.

How can I receive a copy of our 10-K?

You can obtain, free of charge, a copy of our 2008 Annual Report on Form 10-K for the year ended December 31, 2008 (“2008 Form 10-K”), by:

•	accessing our Internet site at www.cvrenergy.com;

•	accessing the Internet site at http://annualreport.cvrenergy.com; or

•	writing to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Vice President, Investor Relations

You can also obtain a copy of our 2008 Form 10-K and other periodic filings with the SEC from the SEC’s Interactive Data Electronic Applications database at www.sec.gov.

CORPORATE GOVERNANCE

Operation and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including: (1) reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairpersons of those committees. Directors have access to all of our books, records and reports and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.

During 2008, the Board held seven meetings. Each then incumbent director attended at least 75% of the total meetings of the Board and the Board committees on which such director served in 2008. In addition, while we do not have a specific policy regarding attendance at the annual meeting, all director nominees are encouraged to attend our annual meetings of stockholders. In 2008, seven of the directors nominated for election attended our annual meeting of stockholders.

Meetings of Non-Management Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. All of our directors are non-management directors except for Mr. John J. Lipinski, our president, chief executive officer and chairman of the Board. The non-management directors determine who presides at the executive sessions. Our non-management directors met during three executive sessions in 2008 with Mr. George E. Matelich serving as chairman of each of these executive sessions.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the non-management directors as a group or the director who presides over the meetings of the non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

The “Controlled Company” Exemption and Director Independence

“Controlled Company” Exemption

Our Board has determined that we are a controlled company under the rules of the NYSE and, as a result, we qualify for and may rely on, exemptions from certain director independence requirements of the NYSE.

Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because Coffeyville Acquisition LLC (“CA”) and Coffeyville Acquisition II LLC (“CA II”) together own 73% of our outstanding common stock. The Company, CA and CA II are parties to a stockholders agreement (the “CVR Energy Stockholders Agreement”) pursuant to which CA, which is controlled by certain affiliates of Kelso & Company, L.P. (the “Kelso Funds”) and CA II, which is controlled by certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”), have agreed to the following:

•	CA and CA II shall each designate two directors for election to the Board and have agreed to vote for each other’s designees;

•	CA and CA II shall each vote for our chief executive officer as the fifth director of the Board; and

•	CA and CA II shall have other rights with respect to the composition of certain committees of the Board.

Thus, more than 50% of the voting power of the Company is held by the Goldman Sachs Funds and the Kelso Funds, who through the CVR Energy Stockholders Agreement vote together for five directors and thus control the Board. Consequently, the Company has availed itself of the controlled company exemption. For a description of the CVR Energy Stockholders Agreement, please refer to “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds — Stockholders Agreement.”

Director Independence

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b) our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors.

The controlled company exemption does not modify the independence requirements for the audit committee. The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the NYSE rules require that our audit committee be composed entirely of independent directors, except that our audit committee (1) was only required to have one independent director for 90 days following October 22, 2007, which was the effective date of our Registration Statement on Form S-1 in connection with our initial public offering and (2) was only required to have a majority of independent directors until one year from the effective date of our Registration Statement on Form S-1. The audit committee met both requirements and, as of September 2008, consisted of three independent directors. As a result, the composition of our audit committee satisfies the independence requirements of the NYSE and the Sarbanes-Oxley Act. C. Scott Hobbs, Steve A. Nordaker and Mark E. Tomkins are the independent directors currently serving on the audit committee. Our Board has affirmatively determined that Messrs. Hobbs, Nordaker and Tomkins are independent directors under the rules of the SEC and the NYSE. We do not believe that our reliance on the exemption that allowed our audit committee to consist only of a majority of independent directors until October 22, 2008 adversely affected the ability of our audit committee to act independently and to satisfy the NYSE’s independence requirements.

Committees

Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee, a nominating and corporate governance committee and a conflicts committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com. These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

The following table shows the membership of each committee of our Board as of December 31, 2008 and the number of meetings held by each committee during 2008. As of the date of this Proxy Statement, the membership of each committee of the Board has not changed since December 31, 2008.

Committee Membership as of December 31, 2008 and Meetings Held During 2008

Nominating and
	Audit	Compensation	Corporate Governance	Conflicts
Director	Committee	Committee	Committee	Committee

John J. Lipinski			X
C. Scott Hobbs	X
Scott L. Lebovitz			Chair
Regis B. Lippert			X
George E. Matelich		Chair
Steve A. Nordaker	X	X		X
Stanley de J. Osborne			X
Kenneth A. Pontarelli		X
Mark E. Tomkins	Chair	X		Chair
Number of 2008 Meetings	11	3	1	0

Audit Committee

Our Board has an audit committee comprised of Mark E. Tomkins, C. Scott Hobbs and Steve A. Nordaker. Mr. Tomkins is chairman of the audit committee. Our Board has determined that Mr. Tomkins qualifies as an “audit committee financial expert.” Our Board has also determined that each member of the audit committee, including Mr. Tomkins, is “financially literate” under the requirements of the NYSE. Additionally, our Board has determined that Messrs. Tomkins, Hobbs and Nordaker are independent under current NYSE independence requirements and SEC rules. In considering Mr. Tomkins’ independence, the Board considered that Mr. Tomkins is currently a director of W.R. Grace & Co. (“W.R. Grace”) and that CVR Energy engages in business transactions with W.R. Grace in the ordinary course of business. The Board determined that these transactions were consistent with the SEC and NYSE independent standards and did not require disclosure under Item 404 or Regulation S-K and did not constitute a material relationship between Mr. Tomkins and the Company. Under current NYSE independence requirements and SEC rules, our audit committee is required to consist entirely of independent directors.

The audit committee’s responsibilities are to: review the accounting and auditing principles and procedures of our Company; assist the Board in monitoring our financial reporting process, accounting functions and internal controls; oversee the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm; recommend to the Board the engagement of our independent accountants; review with the independent accountants plans and results of the auditing engagement; oversee the performance of the Company’s internal audit function; and oversee “whistle-blowing” procedures and certain other compliance matters.

Compensation Committee

Our compensation committee is comprised of George E. Matelich, Steve A. Nordaker, Kenneth A. Pontarelli and Mark E. Tomkins. Mr. Matelich is the chairman of the compensation committee. The principal responsibilities of the compensation committee are to: establish policies and periodically determine matters involving executive compensation; recommend changes in employee benefit programs; grant or recommend the grant of stock options and stock awards under the 2007 Long Term Incentive Plan (“LTIP”); and provide counsel regarding key personnel selection. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual Proxy Statement in compliance with applicable federal securities laws.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Scott L. Lebovitz, John J. Lipinski, Regis B. Lippert and Stanley de J. Osborne. Mr. Lebovitz is the chairman of the nominating and corporate governance committee. The principal duties of the nominating and corporate governance committee are to recommend to the Board proposed nominees for election to the Board by the stockholders at annual meetings and to develop and make recommendations to the Board regarding corporate governance matters and practices.

Conflicts Committee

Our conflicts committee is comprised of Steve A. Nordaker and Mark E. Tomkins. Mr. Tomkins is the chairman of the conflicts committee. The principal duty of the conflicts committee is to determine, in accordance with the Conflicts of Interests policy adopted by our Board, whether the resolution of a conflict of interest between the Company and our subsidiaries, on the one hand and CVR Partners, LP (the “Partnership”), the Partnership’s managing general partner or any subsidiary of the Partnership, on the other hand, is fair and reasonable to us.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the nominating and corporate governance committee for a position on our Board. Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. The nominating and corporate governance committee identifies candidates through a variety of means, including recommendations from members of the committee and the Board and suggestions from Company management, including the chief executive officer. The nominating and corporate governance committee also considers candidates recommended by stockholders. At least annually, the nominating and corporate governance committee shall review with the Board the background and qualifications of each member of the Board, as well as an assessment of the Board’s composition in light of the Board’s needs and objectives after considering issues of judgment, diversity, age, skills, background and experience. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

Identifying and Evaluating Nominees for Directors

Our Board is responsible for selecting its own members and delegates the screening process for new directors to the nominating and corporate governance committee. This committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. Stockholders may propose nominees for consideration by this committee by submitting names and supporting information to the Company’s General Counsel. The Board will review the nominating and corporate governance committee’s recommendations of candidates for election to the Board. The Board will nominate directors for election at each annual meeting of stockholders. The Board is responsible for filling any director vacancies that may occur between annual meetings of stockholders.

The nominating and corporate governance committee utilizes a number of methods for identifying and evaluating nominees for Board membership. In the event our Board elects to increase the number of its members or there is a vacancy on our Board, this committee will consider various potential candidates for director, which may come to the attention of this committee through current Board members, professional search firms, stockholders, or other persons. In reviewing director candidates, this committee will review each candidate’s qualifications for membership on the Board, consider the enhanced independence, financial literacy and financial expertise standards that may be required for audit committee membership and assess the performance of current directors who are proposed to be renominated to the Board. We may from time to time engage a third party search firm to assist our Board and the nominating and corporate governance committee in identifying and recruiting candidates for Board membership.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of George E. Matelich, Steve A. Nordaker, Kenneth A. Pontarelli and Mark E. Tomkins. Mr. Matelich is a managing director of Kelso & Company and Mr. Pontarelli is a partner managing director in the Merchant Banking Division of Goldman, Sachs & Co. For a description of the Company’s transactions with certain affiliates of Kelso & Company and certain affiliates of Goldman, Sachs & Co., see “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds”.

John J. Lipinski, our chief executive officer, is also a director of and serves on the compensation committee of INTERCAT, Inc., a privately held company of which Regis B. Lippert, who serves as a director on our Board, is the President, CEO, majority shareholder and a director. Otherwise, no interlocking relationship exists between our Board or compensation committee and the board of directors or compensation committee of any other company.

Corporate Governance Guidelines and Codes of Ethnics

Our Corporate Governance Guidelines, as well as our Code of Ethics, which applies to all of our directors, officers and employees and our Principal Executive and Senior Financial Officers’ Code of Ethics, which applies to our principal executive and senior financial and accounting officers, are available free of charge on our Internet site at www.cvrenergy.com. Our Corporate Governance Guidelines, Code of Ethics and Principal Executive and Senior Financial Officers’ Code of Ethics are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

PROPOSAL 1— ELECTION OF DIRECTORS

Nominees for Election as Directors

A Board consisting of nine directors is proposed to be elected to serve a one-year term or until their successors have been elected and qualified. The nine nominees, together with their ages, positions and biographies, are listed below. All of the nominees are currently directors. Our Board is not aware that any nominee named in this Proxy Statement is unable or unwilling to accept nomination or election. If any nominee becomes unable to accept nomination or election, the persons named in the proxy card will vote your shares for the election of a substitute nominee selected by the Board.

Vote Required and Recommendation of Board

The nine nominees receiving the greatest number of votes duly cast for election as directors will be elected. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for purposes of calculating a plurality. Therefore, abstentions will have no impact as to the election of directors. Under NYSE regulations, brokers will have discretionary voting power over director elections at the Annual Meeting.

Under the terms of the CVR Energy Stockholders Agreement, CA and CA II have agreed to vote their shares in a manner such that each designate two directors to our Board. Additionally, pursuant to the CVR Energy Stockholders Agreement, CA and CA II have agreed to vote for the Company’s chief executive officer as a director. See “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds — Stockholders Agreement” below. The aggregate number of shares of common stock owned by CA and CA II as of March 2, 2009 was 62,866,720, which was approximately 73%

of our then outstanding common stock. Of the nine nominees listed below, George E. Matelich and Stanley de J. Osborne were designated by CA and Kenneth A. Pontarelli and Scott L. Lebovitz were designated by CA II. Pursuant to the terms of the CVR Energy Stockholders Agreement, John J. Lipinski has been designated as a nominee by reason of his position as chief executive officer of the Company.

Our Amended and Restated By-Laws provide that the number of directors on the Board can be no fewer than three and no greater than fifteen. The exact number of directors is to be determined from time to time by resolution adopted by our Board. A resolution was passed on September 24, 2008 setting the size of the Board at nine members.

Our Board unanimously recommends a vote “FOR” the election of the nine nominees listed below.

			First Became
Name	Age(1)	Position	Director

John J. Lipinski	58	Chairman of the Board, Chief Executive Officer and President	9/06
C. Scott Hobbs	55	Director	9/08
Scott L. Lebovitz	33	Director	9/06
Regis B. Lippert	69	Director	6/07
George E. Matelich	52	Director	9/06
Steve A. Nordaker	62	Director	6/08
Stanley de J. Osborne	38	Director	9/06
Kenneth A. Pontarelli	38	Director	9/06
Mark E. Tomkins	53	Director	1/07

(1)	Ages are as of March 2, 2009.

John J. Lipinski has served as our chairman of the Board since October 2007, our chief executive officer and president and a member of our Board since September 2006, chief executive officer and president of CA since June 2005 and chief executive officer and president of CA II and Coffeyville Acquisition III LLC (“CA III”) since October 2007. Since October 2007 Mr. Lipinski has also served as the chief executive officer, president and a director of the managing general partner of the Partnership. For a discussion of the Partnership, see “Certain Relationships and Related Party Transactions — Transactions with CVR Partners, LP.” Mr. Lipinski has over 36 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a Bachelor of Engineering (Chemical) and received a Juris Doctor degree from Rutgers University School of Law.

C. Scott Hobbs has been a member of the Board since September 2008. Mr. Hobbs has been the managing member of Energy Capital Advisors, LLC, an energy industry consulting firm, since 2006. Energy Capital Advisors provides consulting and advisory services to state government, investment banks, private equity firms and other investors evaluating major projects, acquisitions and divestitures principally involving oil and gas pipelines, processing plants, power plants and gas distribution assets. Mr. Hobbs was the executive chairman of Optigas, Inc., a private midstream gathering and processing natural gas company, from February 2005 until March 2006 when Optigas was sold to a private equity firm portfolio company. From January 2004 to February 2005, Mr. Hobbs was president and chief operating officer of KFx, Inc. (now Evergreen Energy), a publicly traded clean coal technology company. From 1977 to 2001, Mr. Hobbs worked at The Coastal Corporation, where he last served as executive vice president and chief operating officer for its regulated gas pipeline operations in the Rocky Mountain region. Mr. Hobbs currently serves on the board of directors of Buckeye GP LLC, the general partner of Buckeye Partners, L.P. and American Oil & Gas, Inc.

Scott L. Lebovitz has been a member of our Board since September 2006 and a member of the board of directors of CA II and CA III since October 2007. He was also a member of the board of directors of CA from June 2005 until October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Lebovitz is a managing director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Lebovitz joined Goldman, Sachs & Co. in 1997 and became a managing director in 2007. He is a director of Energy Future Holdings Corp. and Village Voice Media Holdings, LLC. He received his B.S. in Commerce from the University of Virginia.

Regis B. Lippert has been a member of our Board since June 2007. He was also a member of the board of directors of CA from June 2007 until October 2007. He is the founder, principal shareholder and a director of INTERCAT, Inc., a specialty chemicals company which primarily develops, manufactures, markets and sells specialty catalysts used in petroleum refining. Mr. Lippert serves as President, Chief Executive Officer and director of INTERCAT, Inc. and its affiliate companies and is a managing director of INTERCAT Europe B.V. Mr. Lippert is also a director of Indo Cat Private Limited, an Indian company which is part of a joint venture between INTERCAT, Inc. and Indian Oil Corporation Limited. Prior to founding INTERCAT, Mr. Lippert served from 1981 to 1985 as President, Chief Executive Officer and a director of Katalistiks, Inc., a manufacturer of fluid cracking catalysts which ultimately became a subsidiary of Union Carbide Corporation. From 1979 to 1981, Mr. Lippert was an Executive Vice President with Catalysts Recovery, Inc. In this capacity he was responsible for developing the joint venture which ultimately formed Katalistiks. From 1963 to 1979, Mr. Lippert was employed by Engelhard Minerals and Chemical Co., where he attained the position of Director of Sales and Marketing/Catalysts. Mr. Lippert attended Carnegie-Mellon University where he studied metallurgy. He is a member of the National Petroleum Refiners Association.

George E. Matelich has been a member of our Board since September 2006, a member of the board of directors of CA since June 2005 and a member of the board of directors of CA III since October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Matelich has been a managing director of Kelso & Company since 1989. Mr. Matelich has been affiliated with Kelso since 1985. Mr. Matelich is a Certified Public Accountant and holds a Certificate in Management Consulting. Mr. Matelich received a B.A. in Business Administration from the University of Puget Sound and an M.B.A. from the Stanford Graduate School of Business. He is a director of Global Geophysical Services, Inc., Shelter Bay Energy Inc., Waste Services, Inc. and the American Prairie Foundation. He is also a Trustee of the University of Puget Sound.

Steve A. Nordaker has been a member of our Board since June 2008. He has served as senior vice president finance of Energy Capital Group Holdings LLC, a development company dedicated to building, owning and operating gasification and IGCC units for the refining, petrochemical and fertilizer industries since June 2004. Mr. Nordaker has also worked as a financial consultant for various companies in the areas of acquisitions, divestitures, restructuring and financial matters since January 2002. From 1996 through 2001, he was a managing director at J.P. Morgan Securities/JPMorgan Chase Bank in the global chemicals group and global oil & gas group. From 1992 to 1995, he was a managing director in the Chemical Bank worldwide energy, refining and petrochemical group. From 1982 to 1992, Mr. Nordaker served in numerous banking positions in the energy group at Texas Commerce Bank. Mr. Nordaker was Manager of Projects for the Frantz Company, an engineering consulting firm from 1977 through 1982 and worked as a Chemical Engineer for UOP, Inc. from 1968 through 1977. Mr. Nordaker received a B.S. in chemical engineering from South Dakota School of Mines and Technology and an M.B.A. from the University of Houston. Mr. Nordaker is a director of Mallard Creek Polymers, Inc.

Stanley de J. Osborne has been a member of our Board since September 2006, a member of the board of directors of CA since June 2005 and a member of the board of directors of CA III since October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Osborne was a Vice President of Kelso & Company from 2004 through 2007 and has been a managing director since 2007. Mr. Osborne has been affiliated with Kelso since 1998. Prior to joining Kelso,

Mr. Osborne was an Associate at Summit Partners. Previously, Mr. Osborne was an Associate in the Private Equity Group and an Analyst in the Financial Institutions Group at J.P. Morgan & Co. He received a B.A. in Government from Dartmouth College. Mr. Osborne is a director of Custom Building Products, Inc., Global Geophysical Services, Inc., Shelter Bay Energy Inc. and Traxys s.a.r.l.

Kenneth A. Pontarelli has been a member of our Board since September 2006 and a member of the board of directors of CA II and CA III since October 2007. He has also been a director of the managing general partner of the Partnership since October 2007. He also was a member of the board of directors of CA from June 2005 until October 2007. Mr. Pontarelli is a partner managing director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Pontarelli joined Goldman, Sachs & Co. in 1992 and became a managing director in 2004. He is a director of CCS, Inc., Cobalt International Energy, L.P., Energy Future Holdings Corp., Knight Holdco LLC and Kinder Morgan, Inc. He received a B.A. from Syracuse University and an M.B.A. from Harvard Business School.

Mark E. Tomkins has been a member of our Board since January 2007. He also was a member of the board of directors of CA from January 2007 until October 2007. Mr. Tomkins has served as the senior financial officer at several large companies during the past ten years. He was Senior Vice President and Chief Financial Officer of Innovene, a petroleum refining and chemical polymers business and a subsidiary of British Petroleum, from May 2005 to January 2006, when Innovene was sold to a strategic buyer. From January 2001 to May 2005 he was Senior Vice President and Chief Financial Officer of Vulcan Materials Company, a publicly traded construction materials and chemicals company. From August 1998 to January 2001 Mr. Tomkins was Senior Vice President and Chief Financial Officer of Chemtura (formerly Great Lakes Chemical Corporation), a publicly traded specialty chemicals company. From July 1996 to August 1998 he worked at Honeywell Corporation as Vice President of Finance and Business Development for its polymers division and as Vice President of Finance and Business Development for its electronic materials division. From November 1990 to July 1996 Mr. Tomkins worked at Monsanto Company in various financial and accounting positions, including Chief Financial Officer of the growth enterprises division from January 1995 to July 1996. Prior to joining Monsanto he worked at Cobra Corporation and as an auditor in private practice. Mr. Tomkins received a B.S. degree in business, with majors in Finance and Management, from Eastern Illinois University and an M.B.A. from Eastern Illinois University and is a Certified Public Accountant. Mr. Tomkins is a director of W.R. Grace & Co. and Elevance Renewable Sciences, Inc.

DIRECTOR COMPENSATION FOR 2008

The following table provides compensation information for the year ended December 31, 2008 for each non-management director of our Board.

	Fees
	Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)(2)(3)	Awards(4)(5)(6)	Compensation(7)	Total

C. Scott Hobbs*	$20,000	$100,002	$9,914	—	$129,916
Regis B. Lippert	$60,000	$157,395	$67,905	—	$285,300
Steve A. Nordaker*	$35,000	$100,002	$20,515	—	$155,517
Mark E. Tomkins	$75,000	$243,487	$67,905	—	$386,392
Scott L. Lebovitz, George E. Matelich, Stanley de J. Osborne and Kenneth A. Pontarelli	—	—	—	—	—
Former Director
Wesley K. Clark	$30,000	—	—	$(707,897)	$(677,897)

*	Mr. Nordaker and Mr. Hobbs became directors of the Company in June 2008 and September 2008, respectively. As a result, they were compensated for a partial year of service.

(1)	Messrs. Hobbs, Lippert, Nordaker and Tomkins were each awarded 24,155 shares of restricted stock on December 19, 2008. The dollar amounts in the table reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R). No forfeitures occurred during 2008 and all awards are valued based on the closing market price of the Company’s common stock on the date of grant ($4.14 for 2008 awards). The Company’s expense is calculated based on the grant date fair value and amortized straight-line over the applicable vesting period. As of December 31, 2008, Messrs. Lippert and Tomkins held 3,333 and 8,333 non-vested restricted shares, respectively.

(2)	The grant date fair value of stock awards granted in 2008, calculated in accordance with FAS 123(R), was $100,002 for each of Messrs. Hobbs, Lippert, Nordaker and Tomkins. The fair value of each share of stock awarded in 2008 was measured based on the market price of the Company’s common stock as of the date of grant.

(3)	The aggregate number of shares subject to restrictions that were outstanding at December 31, 2008 was 24,155 shares for each of Messrs. Hobbs and Nordaker, 32,488 shares for Mr. Tomkins and 27,488 shares for Mr. Lippert.

(4)	Mr. Nordaker was awarded 4,350 stock options on June 10, 2008. Mr. Hobbs was awarded 9,100 stock options on September 24, 2008. The amounts in the table reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R). Assumptions used in these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed on March 13, 2009 and footnote 4 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K/A filed on May 8, 2008.

(5)	The grant date fair values of option awards granted to Messrs. Nordaker and Hobbs during 2008, calculated in accordance with FAS 123(R), were $60,241 and $60,299 respectively. Assumptions used in these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed on March 13, 2009 and footnote 4 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K/A filed on May 8, 2008.

(6)	The aggregate number of shares subject to option awards outstanding on December 31, 2008 was 9,100 for Mr. Hobbs, 6,299 for Mr. Lippert, 4,350 for Mr. Nordaker and 6,299 for Mr. Tomkins. The following table reflects outstanding stock options held by directors that were vested as of December 31, 2008:

	Number of		Expiration	Exercise
Director	Options	Grant Date	Date	Price

Mr. Lippert	1,717	10/22/07	10/22/17	$19.00
	1,434	12/21/07	12/21/17	$24.73
Mr. Tomkins	1,717	10/22/07	10/22/17	$19.00
	1,434	12/21/07	12/21/17	$24.73

(7)	The other compensation for Mr. Clark represents (a) the dollar amount recognized for financial statement reporting purposes in 2008 in accordance with FAS 123(R) for Mr. Clark’s phantom points, including the reversal that occurred upon his resignation and his related forfeiture of all points, and (b) the fair market value of a commemorative gift of approximately $8,010 given to him upon his resignation from the Board.

Non-employee directors who do not work principally for entities affiliated with us were entitled to receive an annual retainer of $60,000 for 2008. Mr. Tomkins receives an additional retainer of $15,000 for serving as the audit committee chairman. In addition, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings. Annually, on the last pay date for the year of the Company, the non-employee directors are granted a formula-based award of restricted stock to approximate a value of $100,000. Cash compensation for the non-employee directors will remain the same for 2009. Messrs. Lebovitz, Matelich, Osborne and Pontarelli received no compensation in respect of their service as directors in 2008.

In addition to the above compensation, on June 10, 2008, we granted Mr. Nordaker an option to purchase 4,350 shares of CVR Energy with an exercise price of $24.96 and on September 24, 2008, we granted

Mr. Hobbs an option to purchase 9,100 shares with an exercise price of $11.01. These options generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Pursuant to the annual formula grant described above, on December 19, 2008, we also granted 24,155 restricted shares of CVR Energy to Messrs. Hobbs, Lippert, Nordaker and Tomkins. These shares of restricted stock vested immediately on December 19, 2008. Each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship in accordance with their director restricted stock agreement.

On May 2, 2008, the Company entered into a consulting agreement with Mr. Clark. Mr. Clark resigned from the Board as of June 6, 2008 and, pursuant to the agreement, the Company agreed to retain Mr. Clark as a consultant and Mr. Clark agreed to provide services as a consultant for two years, commencing on June 6, 2008 (unless terminated earlier by Mr. Clark upon thirty days notice or by the Company for cause). As compensation for his services to the Company, the Company agreed to pay Mr. Clark a monthly retainer of $2,000 and, in the event Mr. Clark provides services in excess of eight hours per month, the Company agreed to pay Mr. Clark an amount equal to $400 for each hour in excess of eight. Mr. Clark is also entitled to reimbursement of reasonable business expenses. As a member of the Board, Mr. Clark was granted 244,038 phantom performance points and 244,038 phantom services points (together, for purposes of this paragraph, the “points”) under each of the Phantom Unit Plans (See “Compensation Discussion and Analysis”). Upon leaving the Board, Mr. Clark forfeited the points. As additional compensation for his services as a consultant, Mr. Clark will receive a payment equal to the amounts that would have been distributed to him in respect of 65% of the points had he continued to hold them during the period beginning on June 6, 2008 and ending on the earlier of (i) December 1, 2010, or (ii) the date of the consummation of an Exit Event (as defined in the limited liability company agreements of CA and CA II, as applicable) which is also a Transaction (as defined in the consulting agreement) (the “Payment Date”). In addition, Mr. Clark will receive the amount that would have been distributed in respect of 65% of his points on the Payment Date assuming that Mr. Clark remained on the board until the applicable Payment Date, and, if the Payment Date is December 1, 2010, such payment will be determined assuming that (i) all of the common stock of the Company then held by CA and CA II was sold at the closing price of common stock on the NYSE on such Payment Date and (ii) the proceeds were distributed to the members of CA and CA II on such Payment Date pursuant to the limited liability company agreements of each of CA and CA II.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of our named executive officers (as such term is defined herein);

•	each stockholder known by us to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 12, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

	Shares Beneficially
Beneficial Owner	Owned
Name and Address	Number	Percent

Coffeyville Acquisition LLC(1)	31,433,360	36.4%
Kelso Investment Associates VII, L.P.(1) 320 Park Avenue, 24th Floor New York, New York 10022	31,433,360	36.4%
KEP VI, LLC(1)	31,433,360	36.4%
Coffeyville Acquisition II LLC(2)	31,433,360	36.4%
The Goldman Sachs Group, Inc.(2) 85 Broad Street New York, New York 10004	31,433,560	36.4%
John J. Lipinski(3)	247,471	*
James T. Rens(4)	—	—
Kevan A. Vick(5)	1,000	—
Wyatt E. Jernigan(6)	3,500	—
Daniel J. Daly, Jr.(7)	—	—
Robert W. Haugen(8)	5,000	*
Edmund S. Gross(9)	1,000	*
Stanley A. Riemann(10)	—	—
C. Scott Hobbs(11)	24,155	*
Scott L. Lebovitz(2)	31,433,560	36.4%
Regis B. Lippert(12)	34,806	*
George E. Matelich(1)	31,433,360	36.4%
Steve A. Nordaker(13)	24,155	*
Stanley de J. Osborne(1)	31,433,360	36.4%
Kenneth A. Pontarelli(2)	31,433,560	36.4%
Mark E. Tomkins(14)	39,806	*
All directors and executive officers, as a group (17 persons)(15)	63,253,813	73.3%

*	Less than 1%.

(1)	CA directly owns 31,433,360 shares of common stock. Kelso Investment Associates VII, L.P. (“KIA VII”), a Delaware limited partnership, owns a number of common units in CA that corresponds to 24,557,883 shares of common stock and KEP VI, LLC (“KEP VI”), a Delaware limited liability company, owns a number of common units in CA that corresponds to 6,081,000 shares of common stock. The Kelso Funds may be deemed to beneficially own indirectly, in the aggregate, all of the common stock of the Company owned by CA because the Kelso Funds control CA and have the power to vote or dispose of the common stock of the Company owned by CA. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares but each disclaims such beneficial ownership. Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KIA VII, KEP VI and CA by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore shares investment and voting power with respect to the ownership interests owned by KIA VII, KEP VI and CA but disclaim beneficial ownership of such interests.

(2)	CA II directly owns 31,433,360 shares of common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG and GS Capital Partners V Institutional, L.P. (each such entity included within the Goldman Sachs Funds) are members of CA II and own common units of CA II. The Goldman Sachs Funds’ common units in CA II correspond to 31,125,918 shares of common stock. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by CA II through the Goldman Sachs Funds because (i) affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and (ii) the Goldman Sachs Funds control CA II and have the power to vote or dispose of the common stock of the Company owned by CA II. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares that may be deemed to be beneficially owned by the Goldman Sachs Funds consist of: (1) 16,389,665 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C., (2) 8,466,218 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C., (3) 5,620,242 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GSCP V Advisors, L.L.C. and (4) 649,793 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its general partner, Goldman, Sachs Management GP GmbH. In addition, Goldman, Sachs & Co. directly owns 200 shares of common stock. The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly the 200 shares of common stock owned by Goldman, Sachs & Co. Mr. Kenneth A. Pontarelli is a partner managing director of Goldman, Sachs & Co. and Mr. Scott L. Lebovitz is a managing director of Goldman, Sachs & Co. Mr. Pontarelli, Mr. Lebovitz, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any.

(3)	Mr. Lipinski owns 247,471 shares of common stock directly. In addition, Mr. Lipinski owns 158,285 shares indirectly through his ownership of common units in CA and CA II. Mr. Lipinski does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Lipinski also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans (See “Compensation Discussion and Analysis”) and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2008 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2008.” Such interests do not give Mr. Lipinski beneficial ownership of any shares of our common stock because they do not give Mr. Lipinski the power to vote or dispose of any such shares.

(4)	Mr. Rens owns no shares of common stock directly. Mr. Rens owns 60,879 shares indirectly through his ownership of common units in CA and CA II. Mr. Rens does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Rens also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans (See “Compensation Discussion and Analysis”) and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2008 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2008.” Such interests do not give Mr. Rens beneficial ownership of any shares of our common stock because they do not give Mr. Rens the power to vote or dispose of any such shares.

(5)	Mr. Vick owns 1,000 shares of common stock directly. Mr. Vick owns 60,879 shares indirectly through his ownership of common units in CA and CA II. Mr. Vick does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Vick also owns (i) profits interests in each of CA and CA II and (ii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at

2008 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2008.” Such interests do not give Mr. Vick beneficial ownership of any shares of our common stock because they do not give Mr. Vick the power to vote or dispose of any such shares.

(6)	Mr. Jernigan owns 3,500 shares of common stock directly. Mr. Jernigan owns 24,352 shares indirectly through his ownership of common units in CA and CA II. Mr. Jernigan does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Jernigan also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans (See “Compensation Discussion and Analysis”) and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2008 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2008.” Such interests do not give Mr. Jernigan beneficial ownership of any shares of our common stock because they do not give Mr. Jernigan the power to vote or dispose of any such shares.

(7)	Mr. Daly owns no shares of common stock directly. Mr. Daly owns 12,176 shares indirectly through his ownership of common units in CA and CA II. Mr. Daly does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Daly also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans (See “Compensation Discussion and Analysis”) and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2008 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2008.” Such interests do not give Mr. Daly beneficial ownership of any shares of our common stock because they do not give Mr. Daly the power to vote or dispose of any such shares.

(8)	Mr. Haugen owns 5,000 shares of common stock directly. Mr. Haugen owns 24,352 shares indirectly through his ownership of common units in CA and CA II. Mr. Haugen does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Haugen also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans (See “Compensation Discussion and Analysis”) and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2008 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards at 2008 Fiscal Year-End That Have Vested.” Such interests do not give Mr. Haugen beneficial ownership of any shares of our common stock because they do not give Mr. Haugen the power to vote or dispose of any such shares.

(9)	Mr. Gross owns 1,000 shares of common stock directly. Mr. Gross owns 7,304 shares indirectly through his ownership of common units in CA and CA II. Mr. Gross does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Gross also owns (i) phantom points under each of the Phantom Unit Plans (See “Compensation Discussion and Analysis”) and (ii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2008 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2008.” Such interests do not give Mr. Gross beneficial ownership of any shares of our common stock because they do not give Mr. Gross the power to vote or dispose of any such shares.

(10)	Mr. Riemann owns no shares of common stock directly. Mr. Riemann owns 97,408 shares indirectly through his ownership of common units in CA and CA II. Mr. Riemann does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Riemann also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans (See “Compensation Discussion and Analysis”) and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2008 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2008.” Such interests do not give Mr. Riemann beneficial ownership of any shares of our common stock because they do not give Mr. Riemann the power to vote or dispose of any such shares.

(11)	Mr. Hobbs was awarded 24,155 shares of restricted stock on December 19, 2008. These shares vested immediately. Each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship. Mr. Hobbs was also awarded options to purchase 9,100 shares of common stock with an exercise price equal to the closing price of our common stock on the date of grant, which was $11.01. The date of grant for these options was September 24, 2008. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant.

(12)	Mr. Lippert was awarded 24,155 shares of restricted stock on December 19, 2008. These shares vested immediately. Each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship. In connection with our initial public offering, our Board awarded 5,000 shares of non-vested restricted stock to Mr. Lippert. The date of grant for these shares of restricted stock was October 24, 2007. Under the terms of the restricted stock agreement, Mr. Lippert has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares will generally lapse in one-third annual increments beginning on the first anniversary of the date of grant. Because Mr. Lippert has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. In addition, our Board awarded Mr. Lippert options to purchase 5,150 shares of common stock with an exercise price equal to the initial public offering price of our common stock, which was $19.00 per share. The date of grant for these options was October 22, 2007. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Additionally, our Board awarded Mr. Lippert options to purchase 4,300 shares of common stock with an exercise price equal to the closing price of our common stock on the date of grant, which was $24.73. The date of grant for these options was December 21, 2007. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Total shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 12, 2009 of 3,151 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Lippert. Additionally, members of Mr. Lippert’s immediate family own 2,500 shares of our common stock directly. Mr. Lippert disclaims beneficial ownership of shares of our common stock owned by members of his immediate family.

(13)	Mr. Nordaker was awarded 24,155 shares of restricted stock on December 19, 2008. These shares vested immediately. Each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship. Mr. Nordaker was also awarded options to purchase 4,350 shares of common stock with an exercise price equal to the closing price of our common stock on the date of grant, which was $24.96. The date of grant for these options was June 10, 2008. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant.

(14)	Mr. Tomkins was awarded 24,155 shares of restricted stock on December 19, 2008. These shares vested immediately. Each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship. In connection with our initial public offering, our Board awarded 12,500 shares of non-vested restricted stock to Mark Tomkins. The date of grant for these shares of restricted stock was October 24, 2007. Under the terms of the restricted stock agreement, Mr. Tomkins has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares will generally lapse in one-third annual increments beginning on the first anniversary of the date of grant. Because Mr. Tomkins has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. In addition, our Board awarded Mr. Tomkins options to purchase 5,150 shares of common stock with an exercise price equal to the initial public offering price of our common stock, which was $19.00 per share. The date of grant for these options was October 22, 2007. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Additionally, our Board awarded Mr. Tomkins options to purchase 4,300 shares of common stock with an exercise price equal to the closing price of our common stock on the date of grant, which was $24.73. The date of grant for these options was December 21, 2007. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Total shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 12, 2009 of 3,151 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Tomkins. Mr. Tomkins transferred

4,167 shares of common stock to an immediate family member on January 12, 2009. Mr. Tomkins disclaims beneficial ownership of shares of our common stock owned by members of his immediate family.

(15)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of (1) all shares of common stock directly owned by CA, with respect to which Messrs. Matelich and Osborne may be deemed to share beneficial ownership, (2) all shares of common stock directly owned by CA II, with respect to which Messrs. Pontarelli and Lebovitz may be deemed to share beneficial ownership, (3) the 200 shares owned by Goldman, Sachs & Co. with respect to which Messrs. Pontarelli and Lebovitz may be deemed to share beneficial ownership, (4) the 247,471 shares of common stock owned directly by Mr. Lipinski, the 1,000 shares of common stock owned directly by Mr. Gross, the 5,000 shares of common stock owned directly by Mr. Haugen, the 3,500 shares of common stock owned directly by Mr. Jernigan, the 1,000 shares of common stock owned directly by Mr. Vick and the 6,000 shares of common stock owned directly by Christopher G. Swanberg, (5) the 32,488 shares owned by Mr. Tomkins, the 4,167 shares owned by members of Mr. Tomkins’ family, and 3,151 shares of common stock subject to options that are currently exercisable by Mr. Tomkins, (6) the 29,155 shares owned by Mr. Lippert, the 2,500 shares owned by members of Mr. Lippert’s family, and 3,151 shares of common stock subject to options that are currently exercisable by Mr. Lippert, (7) the 24,155 shares owned by Mr. Nordaker and (8) the 24,155 shares owned by Mr. Hobbs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors and other persons who own more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports. We have performed a general review of such reports and amendments thereto filed in 2008. Based on our review of these reports, to our knowledge all of our executive officers and directors and other persons who own more than 10% of our outstanding common stock, have fully complied with the reporting requirements of Section 16(a) with the exception of one Form 4 filing each for Messrs. Hobbs, Lippert, Nordaker and Tomkins with respect to the acquisition of restricted shares.

EXECUTIVE OFFICERS

The following table sets forth the names, positions and ages (as of March 2, 2009) of each person who is an executive officer of CVR Energy. We also indicate in the biographies below which executive officers of CVR Energy hold similar positions with the managing general partner of the Partnership. Senior management of CVR Energy manages the Partnership pursuant to a services agreement among us, the Partnership and the Partnership’s managing general partner.

Name	Age	Position

John J. Lipinski	58	Chairman of the Board of Directors, Chief Executive Officer and President
Stanley A. Riemann	57	Chief Operating Officer
James T. Rens	43	Chief Financial Officer and Treasurer
Edmund S. Gross	58	Senior Vice President, General Counsel and Secretary
Daniel J. Daly, Jr.	63	Executive Vice President, Strategy
Robert W. Haugen	50	Executive Vice President, Refining Operations
Wyatt E. Jernigan	57	Executive Vice President, Crude Oil Acquisition and Petroleum Marketing
Kevan A. Vick	54	Executive Vice President and Fertilizer General Manager
Christopher G. Swanberg	51	Vice President, Environmental, Health and Safety

Information Concerning Executives Who Are Not Directors

Stanley A. Riemann has served as chief operating officer of our Company since September 2006, chief operating officer of CA since June 2005, chief operating officer of Coffeyville Resources, LLC (“CRLLC”) since February 2004 and chief operating officer of CA II and CA III since October 2007. Since October 2007, Mr. Riemann has also served as the chief operating officer of the managing general partner of the Partnership. Prior to joining CRLLC in February 2004, Mr. Riemann held various positions associated with the Crop Production and Petroleum Energy Division of Farmland Industries, Inc. (“Farmland”) for over 29 years, including, most recently, Executive Vice President of Farmland and President of Farmland’s Energy and Crop Nutrient Division. In this capacity, he was directly responsible for managing the petroleum refining operation and all domestic fertilizer operations, which included the Trinidad and Tobago nitrogen fertilizer operations. His leadership also extended to managing Farmland’s interests in SF Phosphates in Rock Springs, Wyoming and Farmland Hydro, L.P., a phosphate production operation in Florida and managing all company-wide transportation assets and services. Mr. Riemann served as a board member and board chairman on several industry organizations including the Phosphate Potash Institute, the Florida Phosphate Council and the International Fertilizer Association. He currently serves on the Board of The Fertilizer Institute. Mr. Riemann received a bachelor of science from the University of Nebraska and an MBA from Rockhurst University.

James T. Rens has served as chief financial officer and treasurer of our Company since September 2006, chief financial officer and treasurer of CA since June 2005, chief financial officer and treasurer of CRLLC since February 2004 and chief financial officer and treasurer of CA II and CA III since October 2007. Since October 2007, Mr. Rens has also served as chief financial officer and treasurer of the managing general partner of the Partnership. Before joining our Company, Mr. Rens was a consultant to the original majority owners of CRLLC from November 2003 to March 2004, assistant controller at Koch Nitrogen Company from June 2003, which was when Koch acquired the majority of Farmland’s nitrogen fertilizer business, to November 2003 and director of finance of Farmland’s Crop Production and Petroleum Divisions from January 2002 to June 2003. From May 1999 to January 2002, Mr. Rens was controller and chief financial officer of Farmland Hydro L.P. Mr. Rens has spent over 19 years in various accounting and financial positions associated with the fertilizer and energy industry. Mr. Rens received a Bachelor of Science degree in accounting from Central Missouri State University. Mr. Rens executed a Separation Agreement with the Company and CRLLC on January 23, 2009. Under the terms of the Separation Agreement, Mr. Rens will continue to be employed by the Company for a period commencing on the date of the Separation Agreement and ending upon the earlier of (i) June 30, 2009 or (ii) 10 days after written notice from the Company that the services of Mr. Rens are no longer necessary. See the “Compensation of Executive Officers — Employment Agreements and Other Arrangements” and “Compensation of Executive Officers — Potential Payments Upon Termination or Change-of-Control” for a discussion of the terms of this agreement.

Edmund S. Gross has served as senior vice president, general counsel and secretary of our Company since October 2007, senior vice president, general counsel and secretary of CA II and CA III since October 2007, vice president, general counsel and secretary of our Company since September 2006, secretary of CA since June 2005 and general counsel and secretary of CRLLC since July 2004. Since October 2007, Mr. Gross has also served as the senior vice president, general counsel and secretary of the managing general partner of the Partnership. Prior to joining CRLLC, Mr. Gross was Of Counsel at Stinson Morrison Hecker LLP in Kansas City, Missouri from 2002 to 2004, was Senior Corporate Counsel with Farmland from 1987 to 2002 and was an associate and later a partner at Weeks, Thomas & Lysaught, a law firm in Kansas City, Kansas, from 1980 to 1987. Mr. Gross received a Bachelor of Arts degree in history from Tulane University, a Juris Doctor from the University of Kansas and an MBA from the University of Kansas.

Daniel J. Daly, Jr. has been our Executive Vice President, Strategy since December 2007 and was our Senior Vice President, Administration and Controls from September 2006 through December 2007 and our Vice President, Accounting and Administration from June 2005 through August 2006. From December 2004 to June 2005 Mr. Daly was self-employed as a consultant in mergers & acquisitions. From 1978 to 2001 Mr. Daly worked at Coastal Corporation, first as Manager of Transportation and Supply Operations and then as Controller, Refining Division and Vice President and Controller, Refining and Marketing. Following the merger of Coastal with El Paso in 2001, Mr. Daly served as Vice President and Controller of Tosco

Corporation from January 2001 to December 2001. Mr. Daly received a B.S. in Commerce from St. Louis University.

Robert W. Haugen joined our business on June 24, 2005 and has served as executive vice president, refining operations at our Company since September 2006 and as executive vice president — engineering & construction at CRLLC since June 24, 2005. Since October 2007 Mr. Haugen has also served as executive vice president, refining operations at CA and CA II. Mr. Haugen brings 25 years of experience in the refining, petrochemical and nitrogen fertilizer business to our Company. Prior to joining us, Mr. Haugen was a managing director and Partner of Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. On leave from Prudentia, he served as the Senior Oil Consultant to the Iraqi Reconstruction Management Office for the U.S. Department of State. Prior to joining Prudentia Energy, Mr. Haugen served in numerous engineering, operations, marketing and management positions at the Howell Corporation and at the Coastal Corporation. Upon the merger of Coastal and El Paso in 2001, Mr. Haugen was named Vice President and General Manager for the Coastal Corpus Christi Refinery and later held the positions of Vice President of Chemicals and Vice President of Engineering and Construction. Mr. Haugen received a B.S. in Chemical Engineering from the University of Texas.

Wyatt E. Jernigan has served as executive vice president, crude oil acquisition and petroleum marketing at our Company since September 2006 and as executive vice president — crude & feedstocks at CRLLC since June 24, 2005. Since October 2007 Mr. Jernigan has also served as executive vice president, crude oil acquisition and petroleum marketing at CA and CA II. Mr. Jernigan has more than 30 years of experience in the areas of crude oil and petroleum products related to trading, marketing, logistics and business development. Most recently, Mr. Jernigan was a managing director with Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. Most of his career was spent with Coastal Corporation and El Paso, where he held several positions in crude oil supply, petroleum marketing and asset development, both domestic and international. Following the merger between Coastal Corporation and El Paso in 2001, Mr. Jernigan assumed the role of Managing Director for Petroleum Markets Originations. Mr. Jernigan attended Virginia Wesleyan College, majoring in Sociology and has training in petroleum fundamentals from the University of Texas.

Kevan A. Vick has served as executive vice president and fertilizer general manager at our Company since September 2006, senior vice president at Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”) since February 27, 2004 and executive vice president and fertilizer general manager of CA III since October 2007. Since October 2007, Mr. Vick has also served as executive vice president and fertilizer general manager of the managing general partner of the Partnership. He has served on the board of directors of Farmland MissChem Limited in Trinidad and SF Phosphates. He has nearly 30 years of experience in the Farmland organization and is one of the most highly respected executives in the nitrogen fertilizer industry, known for both his technical expertise and his in-depth knowledge of the commercial marketplace. Prior to joining CRNF, he was general manager of nitrogen manufacturing at Farmland from January 2001 to February 2004. Mr. Vick received a bachelor of science in chemical engineering from the University of Kansas and is a licensed professional engineer in Kansas, Oklahoma and Iowa.

Christopher G. Swanberg has served as vice president, environmental, health and safety at our Company since September 2006, as vice president, environmental, health and safety at CRLLC since June 2005 and as vice president, environmental, health and safety at CA II and CA III since October 2007. Since October 2007, Mr. Swanberg has also served as vice president, environmental, health and safety of the managing general partner of the Partnership. He has served in numerous management positions in the petroleum refining industry such as Manager, Environmental Affairs for the refining and marketing division of Atlantic Richfield Company (ARCO) and Manager, Regulatory and Legislative Affairs for Lyondell-Citgo Refining. Mr. Swanberg’s experience includes technical and management assignments in project, facility and corporate staff positions in all environmental, safety and health areas. Prior to joining CRLLC, he was Vice President of Sage Environmental Consulting, an environmental consulting firm focused on petroleum refining and petrochemicals, from September 2002 to June 2005. Mr. Swanberg received a B.S. in Environmental Engineering Technology from Western Kentucky University and an MBA from the University of Tulsa.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation committee is comprised of George E. Matelich (as chairperson), Kenneth A. Pontarelli, Steve A. Nordaker and Mark E. Tomkins.

The executive compensation philosophy of the compensation committee is threefold:

•	To align the executive officers’ interest with that of the stockholders and stakeholders, which provides long-term economic benefits to the stockholders;

•	To provide competitive financial incentives in the form of salary, bonuses and benefits with the goal of retaining and attracting talented and highly motivated executive officers; and

•	To maintain a compensation program whereby the executive officers, through exceptional performance and equity ownership, will have the opportunity to realize economic rewards commensurate with appropriate gains of other equity holders and stakeholders.

The compensation committee reviews and makes recommendations to the Board regarding our overall compensation strategy and policies, with the full Board having the final authority on compensation matters. The Board may from time to time delegate to the compensation committee the authority to take actions on specific compensation matters or with respect to compensation matters for certain employees or officers. In the past, there has been no such delegation, but our Board may delegate to the compensation committee, for example, in order to comply with Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), when those laws require actions by outside or non-employee directors, as applicable. Rule 16b-3 issued under Section 16 of the Exchange Act provides that transactions between an issuer and its officers or directors involving issuer securities may be exempt from Section 16(b) of the Exchange Act if they meet certain requirements, one of which is approval by a committee of the board of directors of the issuer consisting of two or more non-employee directors. Section 162(m) of the Code limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and next four highest compensated officers) to the extent that the employee’s compensation for the taxable year exceeds $1,000,000. This limit does not apply to “qualified performance-based compensation,” which requires, among other things, satisfaction of a performance goal that is established by a committee of the board of directors consisting of two or more outside directors.

Our compensation committee (1) develops, approves and oversees policies relating to compensation of our chief executive officer and other executive officers, (2) discharges the Board’s responsibility relating to the establishment, amendment, modification, or termination of the LTIP, the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) (the “Phantom Unit Plan I”) and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) (the “Phantom Unit Plan II” and together with the Phantom Unit Plan I, the “Phantom Unit Plans”), health and welfare plans, incentive plans, defined contribution plans (401(k) plans) and any other benefit plan, program or arrangement which we sponsor or maintain and (3) discharges the responsibilities of the override unit committee of the Board.

Specifically, the compensation committee reviews and makes recommendations to the Board regarding annual and long-term performance goals and objectives for the chief executive officer and our other senior executives; reviews and makes recommendations to the Board regarding the annual salary, bonus and other incentives and benefits, direct and indirect, of the chief executive officer and our senior executives; reviews and authorizes the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; administers our executive incentive plans, including the Phantom Unit Plans; establishes and periodically reviews perquisites and fringe benefits policies; reviews annually the implementation of our company-wide incentive bonus program; oversees contributions to our 401(k) plan; and performs such duties and responsibilities as may be assigned by the Board to the compensation committee under the terms of any executive compensation plan, incentive compensation plan or equity-based plan and as may be assigned to the compensation committee with respect to the issuance and management of the override units in CA and CA II.

The compensation committee has regularly scheduled meetings concurrent with the Board meetings and additionally meets at other times as needed throughout the year. Frequently, issues are discussed among the compensation committee via teleconference. The chief executive officer, while not a member of the compensation committee, actively provides guidance and recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees. Mr. Harry S. Nichols, Vice President, Human Resources, also attends compensation committee meetings to present information as requested and to perform administrative work as needed. Compensation consultants, as needed, may participate in compensation committee meetings to discuss and develop compensation recommendations for consideration by the committee. Compensation consultants do no other work for the Company or for management except to provide consulting services related to executive compensation levels and program design. During 2006 and prior to our becoming a public company, given that the compensation committee consisted of senior representatives of the Goldman Sachs Funds and the Kelso Funds, as well as our chief executive officer, the Board did not change or reject decisions made by the compensation committee.

The main objective of our executive compensation program is to closely align compensation paid to executive officers with our operating and financial performance on both a short-term and long-term basis. Compensation is structured competitively in order to attract, motivate and retain executive officers and key employees and is considered crucial to our long-term success and the long-term enhancement of stockholder value. In addition, our compensation program is designed to ensure that the executive officers’ objectives and rewards are directly correlated to our long-term objectives and that their interests are aligned with those of stockholders. To this end, the compensation committee believes that the most critical component of compensation is equity compensation.

The compensation committee has been monitoring current economic conditions and has considered the petroleum and fertilizer markets along with other considerations in making compensation decisions. In 2008, no significant changes were made to the Company’s overall executive compensation philosophy and structure because the compensation committee believes that the compensation programs are reasonable, balanced, designed to attract, retain and motivate talented executives. The compensation committee has also evaluated our compensation programs with respect to their effect on risk taking and has determined that our compensation programs are structured in a manner that does not encourage executives to take excessive risks.

The following discusses in detail the foundation underlying our executive compensation philosophy and also how the compensation decisions are made. Qualitative information related to the most important factors utilized in the analysis of these decisions is described.

Elements of Compensation

The three primary components of the compensation program are salary, an annual cash incentive bonus and equity awards. Executive officers are also provided with benefits that are generally available to our salaried employees.

While these three components are related, we view them as separate and analyze them as such. The compensation committee believes that equity compensation is the primary motivator in attracting and retaining executive officers. Salary and cash incentive bonuses are viewed as secondary; however, the compensation committee views a competitive level of salary and cash bonus as critical to retaining talented individuals. The compensation committee’s focus in 2008 was centered on cash incentive bonuses on a short-term basis, as the committee’s view was that the executive officers had previously been awarded under the original ownership structure, competitive equity compensation to provide for long-term competitive awards.

Base Salary

We fix the base salary of each of our executive officers at a level that we believe enables us to hire, motivate and retain our executive officers and enhance their motivation in a highly competitive and dynamic environment and to reward individual and Company performance. In determining its recommendations for salary levels, the compensation committee takes into account the following:

•	The Company’s financial and operational performance for the year;

•	The previous years’ compensation level for each named executive officer;

•	Recommendations of the Company’s chief executive officer, based on individual responsibilities and performance; and

•	Peer or market survey information for comparable public companies.

Each year we make compensation decisions using an approach that considers several important factors in developing compensation levels, rather than from establishing compensation solely on a formula-driven basis.

With respect to our peer group, management, through the chief executive officer, provides the compensation committee with information gathered through a detailed annual review of executive compensation programs of other publicly and privately held companies in our industry, which are similar to us in size and operations (among other factors). In 2008, an independent compensation consultant performed a study including an analysis that management reviewed and then provided to the compensation committee for their use in making decisions regarding the salary, bonus and other compensation amounts paid to named executive officers. The following independent refining companies, which we view as members of our peer group were included in the report and analysis: Frontier Oil Corporation, Holly Corporation and Tesoro Corporation. The following fertilizer businesses were included in the report and analysis: CF Industries Holdings Inc. and Terra Industries, Inc. Averages of these peer group salary levels were used over a number of years to develop a range of salaries of similarly situated executives of these companies and this range was used as a factor in determining base salary (and overall cash compensation) of the named executive officers. Management also reviewed the differences in levels of compensation among the named executive officers of this peer group and used these differences as a factor in setting a different level of salary and overall compensation for each of our named executive officers based on their relative positions and levels of responsibility.

With respect to the individual performance of the named executive officers, the compensation committee considered, among other things, their diligence and effective response to immediate needs of a very volatile industry environment.

Each of the named executive officers has an employment agreement which sets forth their base salaries. On January 23, 2009, Mr. Rens entered into a Separation Agreement with the Company and CRLLC which generally supersedes his employment agreement. Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made on January 1st of the year immediately following the review. The compensation committee most recently reviewed the level of cash salary and bonus for each of the executive officers in November 2008 in conjunction with their responsibilities and expectations for 2009. Individual performance, the practices of our peer group of companies as reflected in the analysis and report of the compensation consultant and changes in the named executive officer’s status were considered. Among these three factors, slightly more weight was given to the peer group analysis. The compensation committee recommended that the Board increase the 2009 salaries of Messrs. Lipinski (to $800,000 from $700,000), Rens (to $330,000 from $300,000), Vick (to $245,000 from $225,000), Jernigan (to $245,000 from $225,000), Daly (to $245,000 from $220,000), Gross (to $315,000 from $225,000) and Riemann (to $415,000 from $375,000), respectively, effective January 1, 2009. These increases in base salary are due to the efforts to align the total compensation of the named executive officers with compensation paid by companies in our peer group and other considerations set forth above. Mr. Haugen’s base salary for 2009 remained at $275,000.

Annual Bonus

Information about total cash compensation paid by members of our peer group is used in determining both the level of bonus award and the ratio of salary to bonus. We believe that maintaining a level of bonus and a ratio of fixed salary to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in attracting and retaining executives. The compensation committee also believes that a significant portion of our executive officers’ compensation should be at risk. That is, a portion of the executive officers’ overall compensation would not be guaranteed and would be determined based on individual and Company performance.

Our compensation program provides for greater potential bonus awards as the authority and responsibility of an executive increases. Our chief executive officer has the greatest percentage of his compensation at risk in the form of an annual bonus. Our named executive officers retain a significant percentage of their compensation package at risk in the form of annual bonuses.

Bonuses may be paid in an amount equal to the target percentage, less than the target percentage or greater than the target percentage based on current year performance as recommended by the compensation committee. The performance determination takes into account overall operational performance, financial performance, factors affecting shareholder value including growth initiatives and the individual’s personal performance. The determination of whether the target bonus amount should be paid is not based on specific metrics, but rather a general assessment of how the business performed as compared to the business plan developed for the year. Due to the nature of the business, financial performance alone may not dictate or be a fair indicator of the performance of the executive officers. Conversely, financial performance may exceed all expectations, but it could be due to outside forces in the industry rather than true performance by an executive that exceeds expectations. In order to take these differing impacts and related results into consideration and to assess the executive officers’ performance on their own merits, the compensation committee makes an assessment of the executive officer’s performance separate from the actual financial performance of the Company.

The compensation committee reviewed the individualized performance and Company performance as compared to expectations for the year ended December 31, 2008. Under their employment agreements, the 2008 target bonuses were the following percentages of salary for each of the following: Mr. Lipinski (250%), Mr. Rens (120%), Mr. Vick (80%), Mr. Jernigan (100%), Mr. Daly (80%), Mr. Haugen (120%), Mr. Gross (80%), and Mr. Riemann (200%).

Each of the named executive officers’ employment agreements provide that the executive will receive an annual cash performance bonus with a target bonus equal to a specified percentage of each executive’s base salary. Actual bonuses are determined in the discretion of the compensation committee, based upon such individual and/or Company performance criteria established by the compensation committee for the relevant fiscal year. As a result of the compensation committee’s review of peer company compensation practices as included in the compensation consultant’s report and its consideration of current economic conditions, in November 2008 the compensation committee concluded that target bonus percentages would remain the same for all named executive officers in 2009, as such target bonus percentages were determined to be fair and comparable to other peer companies

Equity

We use equity incentives to reward long-term performance. The issuance of equity to executive officers is intended to generate significant future value for each executive officer if the Company’s performance is outstanding and the value of the Company’s equity increases for all stockholders. The compensation committee believes that our equity incentives promote long-term retention of executives. The equity incentives issued, including to our named executive officers, were negotiated to a large degree at the time of the acquisition of our business in June 2005 (with additional units that were not originally allocated in June 2005 issued in December 2006) in order to bring our compensation package in line with executives at private equity portfolio companies, based on the private equity market practices at that time. All issuances of override units and phantom points made through December 31, 2008 (described below) were made at what the board of directors of CA, CA II, and/or CA III, as applicable, determined to be their fair value on their respective grant dates.

The greatest share of total compensation to the chief executive officer and other named executive officers (as well as selected senior executives and key employees) is in the form of historical equity. The types of equity awards that have been granted to the named executive officers include common units and override units consisting of operating units and value units in CA and CA II and common and override units in CA III, the entity which owns the managing general partner of the Partnership which holds the nitrogen fertilizer business. Any financial obligations related to such common units and override units reside with the issuer of such units and not with CVR Energy. Separately, CRLLC, a subsidiary of CVR Energy, issued phantom points to certain members of management and any financial obligations related to such phantom points are the obligations of CVR Energy. The total number of such awards is detailed in this Proxy Statement and was approved by the Board.

The limited liability company agreements of CA and CA II (the “LLC Agreements”) provide the methodology for payouts with respect to units in CA and CA II, respectively. In general terms, the LLC Agreements provide for two classes of interests in each of CA and CA II: (1) common units and (2) profits interests referred to as override units (which consist of both operating units and value units). Common units are issued in exchange for a capital contribution determined by the board of directors of CA or CA II, as applicable, whereas no capital contributions are made in connection with the issuance of override units. Each of the named executive officers has a capital account under which his balance is increased or decreased to reflect his allocable share of net income and gross income of CA or CA II, as applicable, the capital that the named executive officer contributed in exchange for his common units, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction. CA and CA II may make distributions to their members to the extent that the cash available to them is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. All cash payable pursuant to the LLC Agreements will be paid by CA and CA II, respectively and will not be paid by CVR Energy. Although CVR Energy is required to recognize a compensation expense with respect to such awards, CVR Energy also records a contribution to capital with respect to these awards and as a result, there is no cash effect on CVR Energy.

In addition to the grant of common units and override units in CA and CA II, we also granted phantom points pursuant to the Phantom Unit Plans. These plans operate in correlation with the methodology established by the LLC Agreements.

The limited liability company agreement of CA III provides for two classes of interests in CA III: (1) common units and (2) profits interests, referred to as override units. Each of the named executive officers has a capital account under which his balance is increased or decreased to reflect his allocable share of net income and gross income of CA III, the capital that the named executive officer contributed, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction. CA III may make distributions to its members to the extent that the cash available to it is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds.

Generally, any decision related to granting equity awards to the named executive officers is made annually by the compensation committee at the time the total compensation package is evaluated. Limited equity grants of interests were made by CA III, the sole owner of the managing general partner of the Partnership, in February 2008. Their timing was in conjunction with the strategic alignment of the fertilizer business shortly after the purchase of the managing general partner interest by CA III.

Based upon the fact that the original issuance of equity awards to Mr. Gross was recently determined not to be commensurate with other peers, the compensation committee granted Mr. Gross additional phantom units in the Phantom Unit Plans in June 2008. These phantom units became available upon the forfeiture of phantom units by other non-executive participants in the plans. This decision was made in order to align Mr. Gross’ equity compensation with that of his peers.

We also established a stock incentive plan in connection with our initial public offering in October 2007. The compensation committee concluded in the fourth quarter of 2008 that due to the prior levels of historical equity compensation awards of override units and phantom units that no restricted stock awards, stock options or other equity awards would be made in 2008 to the named executive officers under the stock incentive plan. The compensation committee believes that these historical awards of equity and the associated risk inherent in these historical equity awards continue to provide the balance and incentive that is commensurate with the stated philosophy of the compensation committee. The compensation committee may elect to make restricted stock grants, option grants or other equity grants under the stock incentive plan during 2009 in its discretion.

Other Forms of Compensation

Each of our named executive officers has a provision in his employment agreement, or severance agreement in the case of Mr. Rens, providing for certain severance benefits in the event of termination without cause or a resignation with good reason. These severance provisions are described in “Compensation of Executive Officers — Employment Agreements and Other Arrangements” below. These severance provisions were negotiated between the executive officers and the Company. There are no change-of-control arrangements, between the executive officers and the Company. The compensation committee believes that the severance provisions in the employment agreements are customary for similar companies.

As a general matter, we do not provide a significant number of perquisites to the named executive officers.

Compensation Policies and Philosophy

Ours is a commodity business with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and aggressive actions and business practices on the part of the executive team. The compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of otherwise negative situations. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the Company is not necessarily reflective of individual operational performance. These are some of the factors used in setting executive compensation. Specific performance levels or benchmarks are not necessarily used to establish compensation; however, the compensation committee takes into account all factors to make a subjective determination of related compensation packages for the executive officers.

The compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of compensation other than its belief that the most crucial component is equity compensation. The decision is strictly made on a subjective and individual basis considering all relevant facts.

For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our chief executive officer and chief operating officer), the compensation committee typically considers the recommendations of our chief executive officer.

In recommending compensation levels and practices, our management reviews peer group compensation practices based on publicly available data and presents this information to the compensation committee. The analysis is done in-house in its entirety and is reviewed by executive officers who are not members of the compensation committee. The analysis is based on public information available through proxy statements and similar sources. Because the analysis is almost always performed based on prior year public information, it may often be somewhat outdated. Prior to 2008, we did not historically hire or rely on independent consultants to analyze or prepare formal surveys for us. In 2008, we did engage an independent compensation consultant to prepare an assessment based upon a peer group review of our executive officers’ total compensation package to assist management in providing recommendations to the compensation committee. We also receive certain unsolicited executive compensation surveys; however, our use of these is limited as we believe we need to determine our baseline based on practices of other companies in our industry.

Because we are now a public company, Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid out to certain of our executive officers unless specific and detailed criteria are satisfied. We believe that it is in our best interest to deduct compensation paid to our executive officers. We will consider the anticipated tax treatment to the Company and our executive officers in the review and determination of the compensation payments and incentives. No assurance, however, can be given that the compensation will be fully deductible under Section 162(m) of the Code.

Nitrogen Fertilizer Limited Partnership

A number of our executive officers, including our chief executive officer, chief operating officer, chief financial officer, general counsel, executive vice president/general manager for nitrogen fertilizer and vice president, environmental, health and safety, serve as executive officers for both the Company and the Partnership. These executive officers receive all of their compensation and benefits from us, including compensation related to services for the Partnership and are not paid by the Partnership or its managing general partner. However, the Partnership or the managing general partner must reimburse us pursuant to a services agreement for the time our executive officers spend working for the Partnership. The percentage of each named executive officer’s compensation that represents the services provided to the Partnership in 2008 are approximately as follows: John J. Lipinski (25%), James T. Rens (35%), Kevan A. Vick, (100%), Wyatt E. Jernigan (0%), Daniel J. Daly, Jr. (10%), Robert W. Haugen (0%), Edmund S. Gross (35%) and Stanley A. Riemann (40%).

We have entered into a services agreement with the Partnership and its managing general partner in which we have agreed to provide management services to the Partnership for the operation of the nitrogen fertilizer business. Under this agreement the Partnership, its managing general partner or CRNF, a subsidiary of the Partnership, are required to pay us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs; and (iv) various other administrative costs in accordance with the terms of the agreement. Either we or the managing general partner of the Partnership may terminate the agreement upon at least 90 days’ notice.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

George E. Matelich, Chairperson
Steve A. Nordaker
Kenneth A. Pontarelli
Mark E. Tomkins

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2008, 2007 and 2006 earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers as of December 31, 2008. As described in footnote 1 below, the Summary Compensation Table also includes certain additional executive officers. In this Proxy Statement, we refer to these individuals as our named executive officers.

						Non-Equity
					Stock	Incentive Plan	All Other
Name and Principal Position(1)	Year	Salary	Bonus(2)		Awards(7)	Compensation(2)(8)	Compensation(9)(10)		Total

John J. Lipinski	2008	$700,000	$1,700,000		—	—	$(10,231,206	)(11)	$(7,831,206)
Chief Executive Officer	2007	$650,000	$1,850,000		—	—	$12,189,955		$14,689,955
	2006	$650,000	$1,331,790		$4,326,188	$487,500	$5,007,935		$11,803,413
James T. Rens	2008	$300,000	$200,000		—	—	$(2,587,415	)(12)	$(2,087,415)
Chief Financial Officer	2007	$250,000	$400,000		—	—	$2,761,144		$3,411,144
	2006	$250,000	$205,000		—	$130,000	$695,316		$1,280,316
Kevan A. Vick	2008	$225,000	$180,000		—	—	$(1,318,415	)(13)	$(913,415)
Executive Vice President,	2007	$225,000	$87,560	(3)	—	—	$1,850,692		$2,163,252
and Fertilizer General	2006	$200,000	$102,558	(4)	—	$104,000	$155,937		$562,495
Manager
Wyatt E. Jernigan	2008	$225,000	$195,000		—	—	$(1,695,815	)(14)	$(1,275,815)
Executive Vice President,	2007	$225,000	$200,000		—	—	$2,123,983		$2,548,983
Crude Oil Acquisition and	2006	$225,000	$140,000		—	$117,000	$318,000		$800,000
Marketing
Daniel J. Daly, Jr.	2008	$220,000	$176,000		—	—	$(2,340,502	)(15)	$(1,944,502)
Executive Vice President,	2007	$215,000	$200,000		—	—	$2,355,059		$2,770,059
Strategy	2006	$185,000	$175,000		—	$96,200	$714,705		$1,170,905
Robert W. Haugen	2008	$275,000	$330,000		—	—	$(2,568,077	)(16)	$(1,963,077)
Executive Vice President,	2007	$275,000	$230,000		—	—	$2,822,978		$3,327,978
Refining Operations	2006	$225,000	$205,000		—	$117,000	$695,471		$1,242,471
Edmund S. Gross	2008	$225,000	$225,000		—	—	$(2,649,827	)(17)	$(2,199,827)
Senior Vice President	2007	$185,000	$325,000	(5)	—	—	$2,007,452		$2,517,452
and General Counsel	2006	$185,000	$75,000		—	$96,200	$1,147,667		$1,503,867
Stanley A. Riemann	2008	$375,000	$750,000		—	—	$(4,110,595	)(18)	$(2,985,595)
Chief Operating Officer	2007	$350,000	$722,917	(6)	—	—	$4,911,011		$5,983,928
	2006	$350,000	$772,917	(6)	—	$210,000	$943,789		$2,276,706

(1)	The above table includes our chief executive officer, chief financial officer and the three next most highly compensated executive officers, calculated in accordance with the prescribed rules. Due to the fact that the 2008 FAS 123(R) impact to the financial statements was negative as a result of certain awards being revalued at each reporting period, certain executive officers are included in the above table who would not otherwise appear (Messrs. Vick, Jernigan and Daly). As a result, the Company has included three additional executive officers who would have been the three next most highly compensated executive officers excluding the negative share-based compensation impact recorded in the financial statements in accordance with FAS 123(R) (Messrs. Haugen, Gross and Riemann). For purposes of this Proxy Statement, we refer to the eight individuals named in the above table, collectively, as “named executive officers.”

(2)	Bonuses are reported for the year in which they were earned, though they may have been paid the following year.

(3)	Includes a retention bonus of $52,560.

(4)	Includes a retention bonus of $52,558.

(5)	Includes a bonus in the amount of $125,000 for additional work performed related to the flood of our facilities on June 30, 2007.

(6)	Includes a retention bonus in the amount of $122,917.

(7)	Reflects the amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 with respect to shares of common stock of each of Coffeyville Refining & Marketing, Inc. and Coffeyville Nitrogen Fertilizers, Inc. granted to Mr. Lipinski effective December 28, 2006. In connection with the formation of Coffeyville Refining & Marketing Holdings, Inc. in August 2007, Mr. Lipinski’s shares of common stock in Coffeyville Refining & Marketing, Inc. were exchanged for an equivalent number of shares of common stock in Coffeyville Refining & Marketing Holdings, Inc. In connection with our initial public offering in October 2007, Mr. Lipinski’s shares of common stock in Coffeyville Refining & Marketing Holdings, Inc. were exchanged by Mr. Lipinski for 247,471 shares of our common stock.

(8)	Reflects cash awards to the named individuals in respect of 2006 performance pursuant to our Variable Compensation Plan. Beginning in 2007, our executive officers no longer participated in this plan.

(9)	The amounts shown include amounts representing grants of profits interests in CA, CA II and CA III and grants of phantom points in the Phantom Unit Plans and reflect the dollar amounts recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R). The assumptions used in the calculation are included in the footnotes to our audited financial statements for the year ended December 31, 2008, 2007 and 2006 included in the Company’s Annual Report on Form 10-K filed on March 13, 2009 and Form 10-K/A filed on May 8, 2008 and the Company’s annual financial statements dated March 19, 2007 included in the Company’s registration statement on Form S-1/A filed on October 16, 2007, respectively. The profits interests in CA, CA II and CA III and the phantom points in the Phantom Unit Plans are more fully described below under “— Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC,” “— Interests in Coffeyville Acquisition III LLC,” and “Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II).”

(10)	The Company accounts for awards under its Phantom Unit Plans as liability based awards. In accordance with FAS 123(R), the expense associated with these awards for 2008 is based on the current fair value of the awards which was derived from a probability weighted expected return method. The probability weighted expected return method involves a forward-looking analysis of possible future outcomes, the estimation of ranges of future and present value under each outcome and the application of a probability factor to each outcome in conjunction with the application of the current value of the Company’s common stock price with a Black-Scholes option pricing formula, as remeasured at each reporting date until the awards vest or are otherwise settled. The profits interests are also remeasured at each reporting date until vested. The profits interests are valued under the same methodology. The value of these share based awards can fluctuate significantly between periods. As a result of the decrease in the value of the Company’s stock during 2008, significant amounts of compensation expense that was recorded in prior years was reversed in 2008, thus resulting in the negative values noted in the all other compensation category.

(11)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interest in CA that were granted in 2005 in the amount of $(5,852,534), (e) profits interest in CA that were granted on December 29, 2006 in the amount of $(922,304), (f) profits interests in CA III that were granted in October 2007 in the amount of $(703), (g) profits interest in CA III that were granted in February 2008 in the amount of $2,542 and (h) phantom points granted to Mr. Lipinski during the year ended December 31, 2006 in the amount of $(3,474,964).

(12)	Includes (a) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (c) profits interests in CA granted in 2005 in the amount of $(1,333,614), (d) profits interests in CA III that were granted in October 2007 in the amount of $(131), (e) profits interest in CA III that were granted in February 2008 in the amount of $568 and (f) phantom points granted to Mr. Rens during the year ended December 31, 2006 in the amount of $(1,257,465).

(13)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in CA granted in 2005 in the amount of $(1,333,614), (e) profits interests in CA III that were granted in October 2007 in the amount of $(131) and (f) profits interest in CA III that were granted in February 2008 in the amount of $506.

(14)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in CA granted in 2005 in the amount of $(1,333,614), (e) profits interests in CA III that were granted in October 2007 in the amount of $(131), (f) profits interest in CA III that were granted in February 2008 in the amount of $151 and (g) phantom points granted to Mr. Jernigan during the period ended December 31, 2006 in the amount of $(377,240).

(15)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in CA granted in 2005 in the amount of $(961,787), (e) profits interests in CA III that were granted in October 2007 in the amount of $(94), (f) profits interest in CA III that were granted in February 2008 in the amount of $243 and (g) phantom points granted to Mr. Daly during the year ended December 31, 2006 in the amount of $(1,402,557).

(16)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (d) tax gross-up reimbursement by the Company, (e) profits interests in CA granted in 2005 in the amount of $(1,333,614), (f) profits interests in CA III that were granted in October 2007 in the amount of $(131), (g) profits interests in CA III that were granted in February 2008 in the amount of $187 and (h) phantom points granted to Mr. Haugen during the year ended December 31, 2006 in the amount of $(1,257,465).

(17)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in CA III that were granted in February 2008 in the amount of $303 and (f) phantom points granted to Mr. Gross during the periods ending December 31, 2005 and December 31, 2006 in the amount of $(2,666,940).

(18)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in CA granted in 2005 in the amount of $(2,597,820), (e) profits interests in CA III that were granted in October 2007 in the amount of $(256), (f) profits interest in CA III that were granted in February 2008 in the amount of $876 and (g) phantom points granted to Mr. Riemann during the year ended December 31, 2006 in the amount of $(1,530,152).

Below is a supplemental table which presents the total cash compensation paid to Messrs. Lipinski, Rens, Haugen, Gross and Riemann for 2008. These executive officers would have been the named executive officers as determined under the prescribed rules if the negative impact of the 2008 FAS 123(R) amount had been excluded in determining total compensation in 2008. The Company believes that this information is useful to our investors as it represents the executive officers who received the highest compensation during 2008.

			Other
Name and Principal Position	Salary	Bonus	Compensation		Total

John J. Lipinski, Chief Executive Officer	$700,000	$1,700,000	$16,757	(1)	$2,416,757
James T. Rens, Chief Financial Officer	$300,000	$200,000	$3,226	(2)	$503,226
Stanley A. Riemann, Chief Operating Officer	$375,000	$750,000	$16,757	(1)	$1,411,757
Robert W. Haugen, Executive Vice President, Refining Operations	$275,000	$330,000	$22,946	(3)	$627,946
Edmund S. Gross, Senior Vice President and General Counsel	$225,000	$225,000	$16,810	(1)	$466,810

(1)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008 and (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program.

(2)	Includes (a) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008 and (b) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program.

(3)	Includes (a) a Company contribution under our 401(k) plan in 2008, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2008 (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program and (d) tax gross-up reimbursement by the Company.

Employment Agreements and Other Arrangements

Employment Agreements

John J. Lipinski.  On July 12, 2005, CRLLC entered into an employment agreement with Mr. Lipinski, as chief executive officer, which was subsequently assumed by CVR Energy and amended and restated effective as of January 1, 2008. The agreement has a rolling term of three years so that at the end of each month it automatically renews for one additional month, unless otherwise terminated by CVR Energy or Mr. Lipinski. Mr. Lipinski receives an annual base salary of $700,000 ($800,000 effective January 1, 2009). Mr. Lipinski is eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary to be based upon individual and/or Company performance criteria as established by the compensation committee of our Board for each fiscal year. In addition, Mr. Lipinski’s agreement provides for certain severance payments that may be due following the termination of his employment under certain circumstances. These benefits are described below under “— Potential Payments Upon Termination or Change-of-Control.”

James T. Rens, Kevan A. Vick, Wyatt E. Jernigan, Daniel J. Daly, Jr., Robert W. Haugen, Edmund S. Gross and Stanley A. Riemann.  On July 12, 2005, CRLLC entered into employment agreements with each of Messrs. Rens, Vick, Jernigan, Haugen, Gross and Riemann. The agreements were subsequently assumed by CVR Energy and amended and restated between the respective executives and CVR Energy effective as of December 29, 2007. Mr. Daly entered into an employment agreement with CVR Energy on October 23, 2007 and an amendment to such agreement on November 30, 2007. The agreements have a term of three years and expire in December 2010 (except for Mr. Daly’s agreement which has a term of two years) unless otherwise terminated earlier by the parties. The agreements provide for an annual base salary of $300,000 for Mr. Rens ($330,000 effective January 1, 2009), $225,000 for Mr. Vick ($245,000 effective January 1, 2009), $225,000 for Mr. Jernigan ($245,000 effective January 1, 2009), $220,000 for Mr. Daly ($245,000 effective January 1, 2009), $275,000 for Mr. Haugen ($275,000 effective January 1, 2009), $225,000 for Mr. Gross ($315,000 effective January 1, 2009) and $375,000 for Mr. Riemann ($415,000 effective January 1, 2009). Each executive officer is eligible to receive a performance-based annual cash bonus to be based upon individual and/or Company performance criteria as established by the compensation committee of our Board for each fiscal year. The target annual bonus percentages for these executive officers for 2009 are as follows: Mr. Rens (120%), Mr. Vick (80%), Mr. Jernigan (100%), Mr. Daly (80%), Mr. Haugen (120%), Mr. Gross (80%) and Mr. Riemann (200%). In addition, these agreements provide for certain severance payments following the termination of the executive officers’ employment under certain circumstances. These benefits are described below under “— Potential Payments Upon Termination or Change-of-Control.”

James T. Rens Separation Agreement.  On January 23, 2009 (the “Effective Date”), Mr. Rens, the Company and CRLLC entered into a Separation Agreement (the “Separation Agreement”). Under the Separation Agreement, Mr. Rens’ employment shall cease on the earlier to occur of (i) June 30, 2009, or (ii) ten days after written notice from the Company that Mr. Rens’ services are no longer necessary (such date herein referred to as the “Termination Date”) (the period starting on the Effective Date and ending on the Termination Date is referred to as the “Term”). Pursuant to the Separation Agreement, the Amended and Restated Employment Agreement entered into between Mr. Rens and the Company dated December 29, 2007 terminated except for certain provisions relating to confidential information, non-competition, and non-solicitation of employees or customers. In that regard, the period during which the non-competition restriction applies following Mr. Rens’ termination was reduced to three months from twelve months. During the Term, Mr. Rens shall continue as the Company’s chief financial officer and perform all such duties as are customarily performed by someone serving in the position as chief financial officer, and will assist in the transition of the duties and responsibilities of the chief financial officer to a successor chief financial officer (and, if such successor is an interim chief financial officer, will assist in the transition of the duties and responsibilities to a permanent chief financial officer, to the extent requested by the Company’s chief executive officer) and perform such other or additional duties as Mr. Rens and the Board shall mutually agree. For his service during the Term, Mr. Rens shall be entitled to the following compensation and benefits: (i) a base salary at an annual rate of $330,000, (ii) a cash bonus based on a target bonus of 120% of Mr. Rens’ base salary, pro-rated based upon the number of days Mr. Rens is employed by the Company during the 2009 fiscal year prior to the Termination Date, with the actual bonus to be based upon Mr. Rens’ and/or the Company’s performance criteria established for the 2009 fiscal year by the Compensation Committee of the Board; provided, however, that such bonus shall be no less than $330,000, pro-rated based on the number of days Mr. Rens is employed by the Company during the 2009 fiscal year prior to the Termination Date and (iii) Mr. Rens shall be eligible to participate in health, insurance, retirement, and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company. For a description of the severance benefits to which Mr. Rens is entitled under the Separation Agreement, see “— Potential Payments upon Termination or Change-of-Control.”

Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC

The following is a summary of the material terms of the LLC Agreements as they relate to the limited liability company interests granted to our named executive officers pursuant to those agreements as of December 31, 2008. The terms of the LLC Agreements that relate to the common units and override units granted to our named executive officers are identical to each other.

General.  The LLC Agreements provide for two classes of interests in the respective limited liability companies: (i) common units and (ii) profits interests, referred to as override units (which consist of both operating units and value units) (common units and override units are collectively referred to as “units”). The common units provide for voting rights and have rights with respect to profits and losses of and distributions from, CA and CA II, as applicable. Such voting rights cease, however, if the executive officer holding common units ceases to provide services to CA and CA II, as applicable, or one of its or their subsidiaries. The common units were issued to our named executive officers in the following amounts (as subsequently adjusted) in exchange for capital contributions in the following amounts: Mr. Lipinski (capital contribution of $650,000 in exchange for 57,446 units), Mr. Rens (capital contribution of $250,000 in exchange for 22,095 units), Mr. Vick (capital contribution of $250,000 in exchange for certain of 22,095 units),

Mr. Jernigan (capital contribution of $100,000 in exchange for certain of 8,838 units), Mr. Daly (capital contribution of $50,000 in exchange for certain of 4,419 units), Mr. Haugen (capital contribution of $100,000 in exchange for 8,838 units), Mr. Gross (capital contribution of $30,000 in exchange for 2,651 units) and Mr. Riemann (capital contribution of $400,000 in exchange for 35,352 units). These named executive officers were also granted override units, which consist of operating units and value units, in the following amounts: Mr. Lipinski (an initial grant of 315,818 operating units and 631,637 value units and a December 2006 grant of 72,492 operating units and 144,966 value units), Mr. Rens (71,965 operating units and 143,931 value units), Mr. Vick (71,965 operating units and 143,931 value units), Mr. Jernigan (71,965 operating units and 143,931 value units), Mr. Daly (51,901 operating units and 103,801 value units), Mr. Haugen (71,965 operating units and 143,931 value units), and Mr. Riemann (140,185 operating units and 280,371 value units). Override units have no voting rights attached to them, but have rights with respect to profits and losses of and distributions from, CA or CA II, as applicable. Our named executive officers were not required to make any capital contribution with respect to the override units; override units were issued only to certain members of management who own common units and who agreed to provide services to CA or CA II, as applicable.

If all of the shares of common stock of our Company held by CA and CA II were sold at $4.00 per share, which was the price of our common stock on December 31, 2008 and cash were distributed to members pursuant to the limited liability company agreements of CA and CA II, executive officers would receive a cash payment in respect of their override units in the following approximate amounts: Mr. Lipinski ($3.0 million), Mr. Rens ($0.7 million), Mr. Vick ($0.7 million), Mr. Jernigan ($0.7 million), Mr. Daly ($0.5 million), Mr. Haugen ($0.7 million) and Mr. Riemann ($1.3 million). Mr. Gross does not have any override units under these agreements.

Forfeiture of Override Units Upon Termination of Employment.  If a named executive officer ceases to provide services to CA or CA II, as applicable, or a subsidiary due to a termination for “cause” (as such term is defined in the LLC Agreements), the executive officer will forfeit all of his override units. If the executive officer ceases to provide services for any reason other than cause before the fifth anniversary of the date of grant of his operating units and provided that an event that is an “Exit Event” (as such term is defined in the LLC Agreements) has not yet occurred and there is no definitive agreement in effect regarding a transaction that would constitute an Exit Event, then (a) unless the termination was due to the executive officer’s death or “disability” (as that term is defined in the LLC Agreements), in which case a different vesting schedule will apply based on when the death or disability occurs, all value units will be forfeited and (b) a percentage of the operating units will be forfeited according to the following schedule: if terminated before the second anniversary of the date of grant, 100% of operating units are forfeited; if terminated on or after the second anniversary of the date of grant, but before the third anniversary of the date of grant, 75% of operating units are forfeited; if terminated on or after the third anniversary of the date of grant, but before the fourth anniversary of the date of grant, 50% of operating units are forfeited; and if terminated on or after the fourth anniversary of the date of grant, but before the fifth anniversary of the date of grant, 25% of operating units are forfeited.

Adjustments to Capital Accounts; Distributions.  Each of the named executive officers has a capital account under which his balance is increased or decreased, as applicable, to reflect his allocable share of net income and gross income of CA or CA II, as applicable, the capital that the executive officer contributed, distributions paid to such executive officer and his allocable share of net loss and items of gross deduction. Value units owned by the named executive officers do not participate in distributions under the LLC Agreements until the “Current Value” is at least two times the “Initial Price” (as these terms are defined in the LLC Agreements), with full participation occurring when the Current Value is four times the Initial Price and pro rata distributions when the Current Value is between two and four times the Initial Price. CA and CA II may make distributions to their members to the extent that the cash available to them is in excess of the applicable business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. Distributions in respect of override units (both operating units and value units), however, will be reduced until the total reductions in proposed distributions in respect of the override units equals the Benchmark Amount (i.e., $11.31 for override units granted on July 25, 2005 and $34.72 for Mr. Lipinski’s later grant). The boards of directors of CA and CA II will determine the “Benchmark Amount” with respect to each override unit at the time of its grant. There is also a catch-up provision with respect to any value unit that was not previously entitled to participate in a distribution because the Current Value was not at least four times the Initial Price.

Other Provisions Relating to Units.  The named executive officers are subject to transfer restrictions on their units, although they may make certain transfers of their units for estate planning purposes.

Interests in Coffeyville Acquisition III LLC

CA III, the sole owner of the managing general partner of the Partnership, is owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Mr. Wesley Clark, Magnetite Asset Investors III L.L.C. and other members of our management. The following is a summary of the material terms of the CA III limited liability company agreement as they relate to the limited liability company interests held by our executive officers.

General.  The CA III limited liability company agreement provides for two classes of interests in CA III: (i) common units and (ii) profits interests, which are referred to as override units.

The common units provide for voting rights and have rights with respect to profits and losses of and distributions from, CA III. Such voting rights cease, however, if the executive officer holding common units ceases to provide services to CA III or one of its subsidiaries. In October 2007 CVR Energy’s named executive officers made the following capital contributions to CA III and received a number of CA III common units equal to their pro rata portion of all contributions: Mr. Lipinski ($68,146), Mr. Rens ($10,225), Mr. Vick ($10,225), Mr. Jernigan ($4,090), Mr. Daly ($2,045), Mr. Haugen ($4,090), Mr. Gross ($1,227) and Mr. Riemann ($16,360).

Override units have no voting rights attached to them, but have rights with respect to profits and losses of and distributions from, CA III. The override units have the following terms:

•	Approximately 25% of all of the override units have been awarded to members of our management team. These override units automatically vested. These units will be owned by the members of our management team even if they no longer perform services for us or are no longer employed by us. The following named executive officers received the following grants of this category of override units: Mr. Lipinski (81,250), Mr. Rens (16,634), Mr. Vick (13,405), Mr. Jernigan (14,374), Mr. Daly (13,269), Mr. Haugen (16,634), Mr. Gross (8,786) and Mr. Riemann (30,000).

•	Approximately 75% of the override units have been awarded to members of our management team responsible for the growth of the nitrogen fertilizer business. Some portion of these units may be awarded to members of management added in the future. These units vest on a five-year schedule, with 33.3% vesting on the third anniversary of the closing date of the Partnership’s initial public offering (if any such offering occurs), an additional 33.4% vesting on the fourth anniversary of the closing date of such an offering and the remaining 33.3% vesting on the fifth anniversary of the closing date of such an offering. Override units are entitled to distributions whether or not they have vested. Management members will forfeit unvested units if they are no longer employed by us; however, if a management member has three full years of service with the Partnership following the completion of an initial public offering of the Partnership, such management member may retire at age 62 and will be entitled to permanently retain all of his or her units whether or not they have vested pursuant to the vesting schedule described above. Units forfeited will be either retired or reissued to others (with a catch-up payment provision); retired units will increase the unit values of all other units on a pro rata basis. The following named executive officers received the following grants of this category of override units: Mr. Lipinski (219,378), Mr. Rens (48,750), Mr. Vick (45,000), Mr. Jernigan (11,250), Mr. Daly (18,750), Mr. Haugen (13,125), Mr. Gross (22,500) and Mr. Riemann (75,000).

The override units granted to management are entitled to 15% of all distributions made by CA III. All vested and unvested override units are entitled to distributions. To the extent that at any time not all override units have yet been granted, the override units that have been granted will be entitled to the full 15% of all distributions (e.g., if only 90% of the override units have been granted, the holders of these 90% are entitled to 15% of all distributions).

A portion of the override units may be granted in the future to new members of management. A catch-up payment will be made to new members of management who receive units at a time when the current unit value has increased from the initial unit value.

The value of the common units and override units in CA III depends on the ability of the Partnership’s managing general partner to make distributions. The managing general partner will not receive any distributions from the Partnership until the Partnership’s aggregate adjusted operating surplus through December 31, 2009 has been distributed. Based on the Partnership’s current projections, the Partnership believes that the executive officers will not begin to receive distributions on their common and override units until after December 31, 2012.

Adjustments to Capital Accounts; Distributions.  Each of the executive officers has a capital account under which his balance is increased or decreased, as applicable, to reflect his allocable share of net income and gross income of CA III, the capital that the executive officer contributed, distributions paid to such executive officer and his allocable share of net loss and items of gross deduction. Override units owned by the executive officers do not participate in distributions under the CA III limited liability company agreement until the “Current Value” is at least equal to the “Initial Price” (as these terms are defined in the CA III limited liability company agreement). CA III may make distributions to its members to the extent that the cash available to it is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. Distributions in respect of override units, however, will be reduced until the total reductions in proposed distributions in respect of the override units equal the aggregate capital contributions of all members.

Other Provisions Relating to CA III Units.  The executive officers are subject to transfer restrictions on their CA III units, although they may make certain transfers of their units for estate planning purposes.

Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II)

The following is a summary of the material terms of the Phantom Unit Plans as they relate to our named executive officers. Payments under the Phantom Unit Plan I are tied to distributions made by CA and payments under the Phantom Unit Plan II are tied to distributions made by CA II.

General.  The Phantom Unit Plans are administered by the compensation committees of the boards of directors of CA and CA II, as applicable. The Phantom Unit Plans provide for two classes of interests: phantom service points and phantom performance points (collectively referred to as phantom points). Holders of the phantom service points and phantom performance points have the opportunity to receive a cash payment when distributions are made pursuant to the LLC Agreements in respect of operating units and value units, respectively. The phantom points represent a contractual right to receive a payment when payment is made in respect of certain profits interests in CA and CA II, as applicable.

Phantom points have been granted under each of the Phantom Unit Plans to our named executive officers in the following amounts: Mr. Lipinski (1,368,571 phantom service points and 1,368,571 phantom performance points, representing approximately 14% of the total phantom points awarded), Mr. Rens (495,238 phantom service points and 495,238 phantom performance points, representing approximately 5% of the total phantom points awarded), Mr. Jernigan (148,571 phantom service points and 148,751 phantom performance points, representing approximately 2% of the total phantom points awarded), Mr. Daly (552,381 phantom service points and 552,381 phantom performance points, representing approximately 6% of the total phantom points awarded), Mr. Haugen (495,238 phantom service points and 495,238 phantom performance points, representing approximately 5% of the total phantom points awarded), Mr. Gross (1,282,647 phantom service points and 1,282,647 phantom performance points, representing approximately 11% of the total phantom points awarded) and Mr. Riemann (596,133 phantom service points and 596,133 phantom performance points, representing approximately 6% of the total phantom points awarded).

If all of the shares of common stock of our Company held by CA and CA II were sold at $4.00 per share, which was the closing price of our common stock on December 31, 2008 and cash were distributed to members pursuant to the LLC Agreements, our named executive officers would receive cash payments in respect of their phantom points in the following amounts: Mr. Lipinski ($0.5 million), Mr. Rens ($0.2 million), Mr. Jernigan ($0.1 million), Mr. Daly ($0.2 million), Mr. Haugen ($0.2 million), Mr. Gross ($0.4 million) and Mr. Riemann ($0.2 million). The compensation committees of the boards of directors of CA and CA II have authority to make additional awards of phantom points under the Phantom Unit Plans.

Phantom Point Payments.  Payments in respect of phantom service points will be made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. Cash payments in respect of phantom performance points will be made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of value units (i.e., not until the “Current Value” is at least two times the “Initial Price” (as such terms are defined in the LLC Agreements), with full participation occurring when the Current Value is four times the Initial Price and pro rata distributions when the Current Value is between two and four times the Initial Price). There is also a catch-up provision with respect to phantom performance points for which no cash payment was made because no distribution pursuant to the LLC Agreements was made with respect to value units.

Other Provisions Relating to the Phantom Points.  The boards of directors of CA and CA II may, at any time or from time to time, amend or terminate the Phantom Unit Plans. If a participant’s employment is terminated prior to an “Exit Event” (as such term is defined in the LLC Agreements), all of the participant’s phantom points are forfeited. In conjunction with Mr. Rens entering into the Separation Agreement, phantom points previously granted to Mr. Rens under the Phantom Unit Plans will not be forfeited but rather 75% of the phantom service points shall become immediately vested and non-forfeitable as of the Termination Date and 50% of the phantom performance points shall become immediately vested and non-forfeitable for a period of 24 months following the Termination Date. See “— Potential Payments Upon Termination or Change-of-Control” for further discussion of the Separation Agreement. Phantom points are generally non-transferable (except by will or the laws of descent and distribution). If payment to a participant in respect of his phantom points would result in the application of the excise tax imposed under Section 4999 of the Code, then the payment will be “cut back” only if that reduction would be more beneficial to the participant on an after-tax basis than if there were no reduction.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Equity Awards
	Number of Shares		Market Value of
	or Units of Stock		Shares or Units of
	That Have Not		Stock That Have Not
Name	Vested (#)(1)(2)		Vested ($)(3)

John J. Lipinski	78,954.5	(4)	$651,375
	315,818.5	(5)	$1,010,619
	27,184.5	(4)	$43,223
	72,483.0	(5)	$115,248
	78,954.5	(6)	$651,375
	315,818.5	(7)	$1,010,619
	27,184.5	(6)	$43,223
	72,483.0	(7)	$115,248
	219,378.0	(8)	$4,388
	1,368,571.0	(9)	$197,588
	1,368,571.0	(10)	$153,280
	1,368,571.0	(11)	$197,588
	1,368,571.0	(12)	$153,280

	Equity Awards
	Number of Shares		Market Value of
	or Units of Stock		Shares or Units of
	That Have Not		Stock That Have Not
Name	Vested (#)(1)(2)		Vested ($)(3)

James T. Rens	17,991.3	(13)	$148,428
	71,965.5	(14)	$230,290
	17,991.3	(15)	$148,428
	71,965.5	(16)	$230,290
	48,750.0	(8)	$975
	495,238.0	(9)	$71,499
	495,238.0	(10)	$55,467
	495,238.0	(11)	$71,499
	495,238.0	(12)	$55,467
Kevan A. Vick	17,991.3	(13)	$148,428
	71,965.5	(14)	$230,290
	17,991.3	(15)	$148,428
	71,965.5	(16)	$230,290
	45,000.0	(8)	$900
Wyatt E. Jernigan	17,991.3	(13)	$148,428
	71,965.5	(14)	$230,290
	17,991.3	(15)	$148,428
	71,965.5	(16)	$230,290
	11,250.0	(8)	$225
	148,571.0	(9)	$21,450
	148,571.0	(10)	$16,640
	148,571.0	(11)	$21,450
	148,571.0	(12)	$16,640
Daniel J. Daly, Jr.	12,975.3	(13)	$107,046
	51,900.5	(14)	$166,082
	12,975.3	(15)	$107,046
	51,900.5	(16)	$166,082
	18,750.0	(8)	$375
	552,381.0	(9)	$79,749
	552,381.0	(10)	$61,867
	552,381.0	(11)	$79,749
	552,381.0	(12)	$61,867
Robert W. Haugen	17,991.3	(13)	$148,428
	71,965.5	(14)	$230,290
	17,991.3	(15)	$148,428
	71,965.5	(16)	$230,290
	13,125.0	(8)	$263
	495,238.0	(9)	$71,499
	495,238.0	(10)	$55,467
	495,238.0	(11)	$71,499
	495,238.0	(12)	$55,467

	Equity Awards
	Number of Shares		Market Value of
	or Units of Stock		Shares or Units of
	That Have Not		Stock That Have Not
Name	Vested (#)(1)(2)		Vested ($)(3)

Edmund S. Gross	22,500.0	(8)	$450
	1,282,647.0	(9)	$185,180
	1,282,647.0	(10)	$143,658
	1,282,647.0	(11)	$185,180
	1,282,647.0	(12)	$143,658
Stanley A. Riemann	35,046.3	(13)	$289,132
	140,185.5	(14)	$448,594
	35,046.3	(15)	$289,132
	140,185.5	(16)	$448,594
	75,000.0	(8)	$1,500
	596,133.0	(9)	$86,068
	596,133.0	(10)	$66,766
	596,133.0	(11)	$86,068
	596,133.0	(12)	$66,766

(1)	The profits interests in CA and CA II generally vest as follows: operating units generally become non-forfeitable in 25% annual increments beginning on the second anniversary of the date of grant and value units are generally forfeitable upon termination of employment. The profits interests are more fully described above under “— Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.”

(2)	The phantom points granted pursuant to the Phantom Unit Plans are generally forfeitable upon termination of employment. The phantom points are more fully described above under “— Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II).”

(3)	The dollar amounts shown reflect the fair value as of December 31, 2008, based upon an independent third-party valuation using a probability weighted expected return method involving a forward-looking analysis of possible future outcomes, the estimation of ranges of future and present value under each outcome, and the application of a probability factor to each outcome in conjunction with the application of the current value (December 31, 2008) of CVR Energy’s common stock closing price on the NYSE with a Black-Scholes option pricing model formula. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed on March 13, 2009.

(4)	Represents operating units in CA. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(5)	Represents value units in CA. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(6)	Represents operating units in CA II. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(7)	Represents value units in CA II. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(8)	Represents profits interests in CA III.

(9)	Represents phantom service points under the Phantom Unit Plan I.

(10)	Represents phantom performance points under the Phantom Unit Plan I.

(11)	Represents phantom service points under the Phantom Unit Plan II.

(12)	Represents phantom performance points under the Phantom Unit Plan II.

(13)	Represents operating units in CA.

(14)	Represents value units in CA.

(15)	Represents operating units in CA II.

(16)	Represents value units in CA II.

The vesting schedules, if any, of the common units, override units and phantom points reflected in the table above are set forth in the “— Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC,” “— Interests in Coffeyville Acquisition III LLC,” and “Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II),” above.

Equity Awards Vested During Fiscal Year-Ended 2008

	Equity Awards
	Number of Shares
	or Units
	Acquired on		Value Realized
Name	Vesting (#)(1)(2)		on Vesting ($)(3)

John J. Lipinski	39,477.3	(4)	$1,581,066
	9,061.5	(4)	$14,408
	39,477.3	(5)	$1,581,066
	9,061.5	(5)	$14,408
	27,329.0	(6)	$109
James T. Rens	8,995.6	(7)	$360,274
	8,995.6	(8)	$360,274
	6,568.0	(9)	$26
Kevan A. Vick	8,995.6	(7)	$360,274
	8,995.6	(8)	$360,274
	3,339.0	(9)	$13
Wyatt E. Jernigan	8,995.6	(7)	$360,274
	8,995.6	(8)	$360,274
	4,308.0	(9)	$17
Daniel J. Daly, Jr.	6,487.6	(7)	$259,828
	6,487.6	(8)	$259,828
	6,079.0	(9)	$24
Robert W. Haugen	8,995.6	(7)	$360,274
	8,995.6	(8)	$360,274
	6,568.0	(9)	$26
Edmund S. Gross	8,786.0	(9)	$35
Stanley A. Riemann	17,523.1	(7)	$701,800
	17,523.1	(8)	$701,800
	10,350.0	(9)	$41

(1)	The profits interests in CA and CA II generally vest as follows: operating units generally become non-forfeitable in 25% annual increments beginning on the second anniversary of the date of grant and value units are generally forfeitable upon termination of employment. The profits interests are more fully described above under “— Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.”

(2)	These profits interests in CA III were granted on February 15, 2008 and automatically vested on the date of grant, as more fully described above under “— Interests in Coffeyville Acquisition III LLC.”

(3)	The dollar amounts shown are based on a valuation determined for purposes of SFAS 123(R) at the relevant vesting date of the respective override units.

(4)	Represents operating units in CA. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(5)	Represents operating units in CA II. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(6)	Represents profits interests in CA III. These profits interests have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(7)	Represents operating units in CA.

(8)	Represents operating units in CA II.

(9)	Represents profits interests in CA III.

Potential Payments Upon Termination or Change-of-Control

Under the terms of their respective employment agreements, the named executive officers may be entitled to severance and other benefits following the termination of their employment. These benefits are summarized below. The amounts of potential post-employment payments in the table below assume that the triggering event took place on December 31, 2008.

In the event of a termination of employment for any reason, a named executive officer is entitled to any accrued amounts, including base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years and any unreimbursed expenses (“Accrued Amounts”). If Mr. Lipinski’s employment is terminated either by CVR Energy without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in Mr. Lipinski’s employment agreement), then in addition to any Accrued Amounts, Mr. Lipinski is entitled to receive as severance (a) salary continuation for 36 months and (b) the continuation of medical benefits for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for medical benefits from a subsequent employer. If Mr. Lipinski’s employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to supplemental disability payments equal to, in the aggregate, Mr. Lipinski’s base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the table below). Such supplemental disability payments will be made in installments for a period of 36 months from the date of disability. As a condition to receiving the above described severance payments and benefits, Mr. Lipinski must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Lipinski’s employment is terminated at any time by reason of his death, then Mr. Lipinski’s beneficiary (or his estate) will be paid any Accrued Amounts, and the base salary Mr. Lipinski would have received had he remained employed through the remaining term of his contract. Notwithstanding the foregoing, CVR Energy may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski’s supplemental disability payments or the payments due to Mr. Lipinski’s beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, by him voluntarily without good reason, or by reason of his retirement.

The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and non-competition during Mr. Lipinski’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for one year following the end of the term (if no severance or disability payments are payable).

Pursuant to their employment agreements, if the employment of Messrs. Rens, Vick, Jernigan, Daly, Haugen, Gross or Riemann is terminated either by CVR Energy without cause and other than for disability or by the executive officer for good reason (as such terms are defined in their respective employment agreements), then the executive officer is entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for 12 months (18 months for Mr. Riemann) and (b) the continuation of medical benefits for 12 months (18 months for Mr. Riemann) at active-employee rates or until such time as the executive officer becomes eligible for medical benefits from a subsequent employer. The amount of these payments is set forth in the table below. As a condition to receiving the salary, the executives must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The agreements provide that if any payments or distributions due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. These executive officers would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, by him voluntarily without good reason, or by reason of retirement, death or disability.

The agreements require each of the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and non-competition during their employment terms and for one year following the end of the terms.

Below is a table setting forth the estimated aggregate amount of the payments discussed above for the executive officers assuming a December 31, 2008 termination date (and, where applicable, no offset due to eligibility to receive medical benefits from a subsequent employer). The table assumes that the executive officers’ termination was by CVR Energy without cause or by the executive officers for good reason and in the case of Mr. Lipinski also provides information regarding termination in the event of disability or death.

		Estimated Dollar
	Total Severance	Value of Medical
Name	Payments	Benefits

John J. Lipinski (severance if terminated without cause or resignation for good reason)	$2,100,000	$27,013
John J. Lipinski (supplemental disability payments if terminated due to disability)	$700,000	—
John J. Lipinski (death)	$2,100,000	—
James T. Rens (severance if terminated without cause or resignation for good reason)	$300,000	$12,907
Kevan A. Vick (severance if terminated without cause or resignation for good reason)	$225,000	$12,907
Wyatt E. Jernigan (severance if terminated without cause or resignation for good reason)	$225,000	$4,194
Daniel J. Daly, Jr. (severance if terminated without cause or resignation for good reason)	$220,000	$4,194
Robert W. Haugen (severance if terminated without cause or resignation for good reason)	$275,000	$12,907
Edmund S. Gross (severance if terminated without cause or resignation for good reason)	$225,000	$12,907
Stanley A. Riemann (severance if terminated without cause or resignation for good reason)	$562,500	$13,506

On January 23, 2009, Mr. Rens, the Company and CRLLC entered into the Separation Agreement. Pursuant to the Separation Agreement, Mr. Rens’ employment shall cease on the earlier to occur of (i) June 30, 2009, or (ii) ten days after written notice from the Company that Mr. Rens’ services are no longer necessary. Pursuant to the Separation Agreement, the Amended and Restated Employment Agreement entered into between Mr. Rens and the Company dated December 29, 2007 (the “Employment Agreement”) terminated except for certain provisions relating to confidential information, non-competition, and non-solicitation of employees or customers. In that regard, the period during which the non-competition restriction applies following Mr. Rens’ termination was reduced to three months from twelve months.

As additional consideration for performance of his duties under the Separation Agreement and subject to his compliance with the restrictive covenants contained in the Employment Agreement and the execution of an additional release of claims (which release must become effective and irrevocable within 30 days following the Termination Date), Mr. Rens shall be paid or provided the following additional consideration (collectively, the “Separation Benefits”): (i) payments equal to $330,000; (ii) continuation of medical benefits on the same terms that Mr. Rens would otherwise be eligible to receive as an active employee of the Company for a period of 12 months following the Termination Date and, for 6 months thereafter, (and provided Mr. Rens has not become eligible for medical benefits from a subsequent employer), the Company shall reimburse Mr. Rens for any difference between (a) the premium he is required to pay for continued medical coverage under the Company’s plan, and (b) the amount that Mr. Rens would have been required to pay for such coverage had he continued to be an active employee of the Company; and (iii) the phantom points previously granted to Mr. Rens under the Phantom Unit Plans will not be forfeited but rather 75% of the phantom service points shall become immediately vested and non-forfeitable as of the Termination Date and 50% of the phantom performance points shall become immediately vested and non-forfeitable for a period of 24 months following the Termination Date, subject to satisfaction of the applicable performance conditions in the applicable plan. In the event that Mr. Rens breaches any provision of the Separation Agreement (including the provisions of the Employment Agreement that survive the execution of the Separation Agreement), Mr. Rens will immediately return to the Company any portion of the Separation Benefits that have been paid or provided to Mr. Rens, and all phantom service points and phantom performance points granted to Mr. Rens shall be forfeited as of the date of such breach.

In addition, also on January 23, 2009, CA, CA II and CA III (collectively, the “Acquisition Companies” for purposes of this paragraph) and Mr. Rens entered into an LLC Unit Agreement, which provides for the treatment of the operating units and value units in the Acquisition Companies held by Mr. Rens upon the Termination Date. With respect to operating units, upon the Termination Date a number of operating units in the Acquisition Companies held by Mr. Rens shall become vested such that in the aggregate 75% of such operating units shall be vested and non-forfeitable as of the Termination Date. With respect to value units, upon the Termination Date a number of value units in the Acquisition Companies held by Mr. Rens shall become vested such that in the aggregate 50% of such value units shall be vested and non-forfeitable for a period of 24 months following the Termination Date, subject to the satisfaction of applicable performance conditions. Upon the completion of such 24-month period, if no exit event as specified in the relevant limited liability company agreement of the respective Acquisition Company has occurred (and no definitive agreement shall then be in effect with respect to a transaction which if consummated would result in an exit event), all value units shall be forfeited and of no further benefit to Mr. Rens. In the event that Mr. Rens breaches any provision of the Separation Agreement (including the provisions of the Employment Agreement that survive the execution of the Separation Agreement), all operating units and value units held by Mr. Rens shall be forfeited as of the date of such breach.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders that occurred during the year ended December 31, 2008.

Transactions with the Goldman Sachs Funds and the Kelso Funds

Stockholders Agreement

In October 2007, we entered into the CVR Energy Stockholders Agreement with CA and CA II. Pursuant to the agreement, for so long as CA and CA II collectively beneficially own in the aggregate an amount of our common stock that represents at least 40% of our outstanding common stock, CA and CA II each have the right to designate two directors to our Board so long as that party holds an amount of our common stock that represent 20% or more of our outstanding common stock and one director to our Board so long as that party holds an amount of our common stock that represent less than 20% but more than 5% of our outstanding common stock. If CA and CA II cease to collectively beneficially own in the aggregate an amount of our common stock that represents at least 40% of our outstanding common stock, the foregoing rights become a nomination right and the parties to the CVR Energy Stockholders Agreement are not obligated to vote for each other’s nominee. In addition, the CVR Energy Stockholders Agreement contains certain tag-along rights with respect to certain transfers (other than underwritten offerings to the public) of shares of common stock by the parties to the CVR Energy Stockholders Agreement. For so long as CA and CA II beneficially own in the aggregate at least 40% of our common stock, (i) each such stockholder that has the right to designate at least two directors will have the right to have at least one of its designated directors on any committee (other than the audit committee and conflicts committee), to the extent permitted by SEC or NYSE rules, (ii) directors designated by the stockholders will be a majority of each such committee (at least 50% in the case of the compensation committee and the nominating and corporate governance committee) and (iii) the chairman of each such committee will be a director designated by such stockholder.

Registration Rights Agreement

In October 2007 we entered into a registration rights agreement with CA and CA II pursuant to which we may be required to register the sale of our shares held by CA and CA II and permitted transferees. Under the registration rights agreement, the Goldman Sachs Funds and the Kelso Funds each have the right to request that we register the sale of shares held by CA or CA II, as applicable, on their behalf on three occasions including requiring us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the Goldman Sachs Funds and the Kelso Funds have the ability to exercise certain piggyback registration rights with respect to their own securities if we elect to register any of our equity securities. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. All of our shares held by CA and CA II are entitled to these registration rights.

J. Aron & Company

In June 2005 CA entered into commodity derivative contracts in the form of three swap agreements for the period from July 1, 2005 through June 30, 2010 with J. Aron, a subsidiary of The Goldman Sachs Group, Inc. (the “Cash Flow Swap”). These agreements were assigned to CRLLC, a subsidiary of the Company, on June 24, 2005. The Cash Flow Swap represents approximately 57% and 14% of crude oil capacity for the periods January 1, 2009 through June 30, 2009 and July 1, 2009 through June 30, 2010, respectively. Under the terms of our credit facility (the “Credit Facility”) and upon meeting specific requirements related to our leverage ratio and our credit ratings, we are permitted to terminate the Cash Flow Swap in 2009 and 2010. The Cash Flow Swap has resulted in net unrealized gains of approximately $253.2 million for the year ended December 31, 2008 and net realized losses of $110.4 million for the year ended December 31, 2008.

As a result of the flood and the temporary cessation of our Company’s operations on June 30, 2007, CRLLC was required to enter into several deferral agreements with J. Aron with respect to the Cash Flow

Swap on August 23, 2007. These deferral agreements deferred to August 31, 2008 the payment of approximately $123.7 million (plus accrued interest) which we owed to J. Aron.

On July 29, 2008, CRLLC entered into a revised letter agreement with J. Aron to defer further $87.5 million of the deferred payment amounts under the 2007 deferral agreements to December 15, 2008. On August 29, 2008, in accordance with the additional deferral agreement, CRLLC paid $36.2 million to J. Aron, as well as $7.1 million in accrued interest as of that date resulting in a remaining balance of $87.5 million. This principal deferred balance was further paid down in the amount of $15.0 million in October, 2008. An Amended and Restated Settlement Deferral Letter was signed on October 11, 2008 and the remaining balance of $72.5 million at that time was further deferred until July 31, 2009. Additional payments of $10.1 million were paid prior to year-end, with a balance of $62.4 million (plus accrued interest) outstanding as of December 31, 2008. In January and February 2009, the Company prepaid $46.3 million of the deferred obligation. On March 2, 2009, the remaining principal balance was paid in full including accrued interest of $509,000, resulting in CRLLC being unconditionally and irrevocably released from any and all of its obligations under the deferral agreements. In addition, J. Aron agreed to release the Goldman Sachs Funds and the Kelso Funds from any and all of their obligations to guarantee the deferral payment obligations.

Also in June 2005, CRLLC entered into three interest rate swap agreements with J. Aron and another unrelated party who is a lender under our long-term debt agreements. J. Aron holds half of these agreements. The swap agreements converted CRLLC’s floating-rate bank debt into 4.195% fixed rate debt. The notional amount under the agreement is $250 million for the period March 31, 2008 through March 31, 2009. CRLLC pays the 4.195% fixed rate and receives a floating rate based on three month LIBOR rates, with payments calculated on the $250 million notional amount. The notional amount does not represent actual amounts exchanged by the parties but instead represents the amount on which the contracts are based. The swap is settled quarterly and marked to market at each reporting date and all unrealized gains and losses are currently recognized in income. The mark-to-market net loss on the derivatives and quarterly settlements was $7.5 million for the year ended December 31, 2008.

During 2008 we were party to a crude oil supply agreement with J. Aron. Under this agreement, we obtained all of the crude oil for our refinery through J. Aron, other than crude oil that we acquire in Kansas, Missouri, Oklahoma, Wyoming and all states adjacent thereto. We generally paid J. Aron a fixed supply service fee per barrel over the negotiated cost of each barrel of crude oil purchased. Effective December 31, 2008, this agreement expired and we entered into a new crude oil supply agreement with an unrelated party.

Credit Facilities

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is one of the lenders under our Credit Facility. Goldman Sachs Credit Partners is also a joint lead arranger and bookrunner under the Credit Facility. We paid Goldman Sachs Credit Partners L.P. a fee of $1.0 million in connection with their service related to an amendment to our Credit Facility, which was completed on December 22, 2008. Additionally, the Company paid a lender fee of approximately $52,000 to Goldman Sachs Credit Partners L.P. in conjunction with this amendment.

Money Market Account

CRLLC opened a highly liquid money market account with average maturities of less than 90 days with the Goldman Sachs Fund family in September 2008. As of December 31, 2008, the balance in the account was approximately $149,000. This amount also represented the interest income earned for 2008.

Guarantees

During 2007 one of the Goldman Sachs Funds and one of the Kelso Funds each guaranteed 50% of our payment obligations under the Cash Flow Swap in the amount of $123.7 million, plus accrued interest. These guarantees remained in effect as of December 31, 2008. The remaining guaranteed balance at December 31, 2008 was $62.4 million. On March 2, 2009, the remaining principal balance was paid in full including accrued interest. As a result, J. Aron agreed to release the Goldman Sachs Funds and the Kelso Fund from any and all of their obligations to guarantee the deferred payment obligations.

Purchases From a Related Party

For 2008, Coffeyville Resources Refining & Marketing, LLC, an indirect subsidiary of the Company, purchased approximately $1.1 million of FCC additives, a catalyst, from INTERCAT, Inc. A director of the Company, Mr. Regis Lippert, is also the President, CEO, majority shareholder and a director of INTERCAT, Inc.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $100,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arms-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction which our Board has approved or ratified by the affirmative vote of a majority of directors, who do not have a direct or indirect material interest in such transaction, does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.

Our Board has also adopted a Conflicts of Interests Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of transactions between the Partnership and us. The policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us or any of our subsidiaries, on the one hand and the Partnership, its managing general partner and any subsidiary of the Partnership, on the other hand. According to the policy, all such transactions must be fair and reasonable to us. If such transaction is expected to involve a value, over the life of such transaction, of less than $1 million, no special procedures will be required. If such transaction is expected to involve a value of more than $1 million but less than $5 million, it is deemed to be fair and reasonable to us if (i) such transaction is approved by the conflicts committee of our Board, (ii) the terms of such transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (iii) such transactions, taking into account the totality of any other such transaction being entered into at that time between the parties involved (including other transaction that may be particularly favorable or advantageous to us), is equitable to the Company. If such transaction is expected to involve a value, over the life of such transaction, of $5 million or more, it is deemed to be fair and reasonable to us if it has been approved by the conflicts committee of our Board.

Transactions with CVR Partners, LP

Background

In October 2007, prior to our initial public offering, we created the Partnership. We transferred our nitrogen fertilizer business to the Partnership. The Partnership initially had three partners: a managing general partner, CVR GP, LLC, which we owned; a special general partner, CVR Special GP, LLC, which we owned; and a limited partner, CRLLC. We sold the managing general partner for $10.6 million to CA III, a newly created entity owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Magnetite Asset Investors III L.L.C. and other members of our management.

In connection with the creation of the Partnership, CVR GP, LLC, as the managing general partner, CRLLC, as the limited partner and CVR Special GP, LLC, as a general partner, entered into a limited partnership agreement which set forth the various rights and responsibilities of the partners in the Partnership. In addition, we entered into a number of intercompany agreements with the Partnership and the managing general partner which regulate certain business relations among us, the Partnership and the managing general partner.

Contribution, Conveyance and Assumption Agreement

In October 2007, the Partnership entered into a contribution, conveyance and assumption agreement, or the contribution agreement, with the Partnership’s managing general partner, CVR Special GP, LLC (our subsidiary that holds a general partner interest in the Partnership) and CRLLC (our subsidiary that holds a limited partner interest in the Partnership). Pursuant to the contribution agreement, CRLLC transferred our subsidiary that owns the fertilizer business to the Partnership in exchange for (1) the issuance to CVR Special GP, LLC of 30,303,000 special GP units, representing a 99.9% general partner interest in the Partnership, (2) the issuance to CRLLC of 30,333 special LP units, representing a 0.1% limited partner interest in the Partnership, (3) the issuance to the managing general partner of the managing general partner interest in the Partnership and (4) the agreement by the Partnership, contingent upon the Partnership consummating an initial public or private offering, to reimburse us for capital expenditures we incurred during the two year period prior to the sale of the managing general partner to CA III, in connection with the operations of the fertilizer plant. The Partnership assumed all liabilities arising out of or related to the ownership of the fertilizer business to the extent arising or accruing on and after the date of transfer.

Feedstock and Shared Services Agreement

In October 2007, we entered into a feedstock and shared services agreement with the Partnership under which we and the Partnership agreed to provide feedstock and other services to each other. These feedstocks and services are utilized in the respective production processes of our refinery and the Partnership’s nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas. The agreement has an initial term of 20 years.

Coke Supply Agreement

We entered into a coke supply agreement with the Partnership in October 2007 pursuant to which we supply pet coke to the Partnership. This agreement provides that we must deliver to the Partnership during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at our petroleum refinery or (ii) 500,000 tons of pet coke. The Partnership is also obligated to purchase this annual required amount. If during a calendar month we produce more than 41,667 tons of pet coke, then the Partnership has the option to purchase the excess at the purchase price provided for in the agreement. If the Partnership declines to exercise this option, we may sell the excess to a third party. The agreement has an initial term of 20 years.

The price which the Partnership pays for the pet coke is based on the lesser of a coke price derived from the price received by the Partnership for UAN (subject to a UAN-based price ceiling and floor) and a coke index price but in no event will the pet coke price be less than zero. The Partnership also pays any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. The Partnership is entitled to offset any amount payable for the pet coke against any amount due from us under the feedstock and shared services agreement between the parties.

The Partnership may be obligated to provide security for its payment obligations under the agreement if in our sole judgment there is a material adverse change in the Partnership’s financial condition or liquidity position or in the Partnership’s ability to make payments. This security shall not exceed an amount equal to 21 times the average daily dollar value of pet coke purchased by the Partnership for the 90-day period preceding the date on which we give notice to the Partnership that we have deemed that a material adverse change has occurred.

Raw Water and Facilities Sharing Agreement

We entered into a raw water and facilities sharing agreement with the Partnership in October 2007 which (i) provides for the allocation of raw water resources between our refinery and the Partnership’s nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) which draws raw water from the Verdigris

River for both our facility and the Partnership’s nitrogen fertilizer plant. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by us. The agreement provides that both companies have an undivided one-half interest in the water rights which will allow the water to be removed from the Verdigris River for use at our refinery and the Partnership’s nitrogen fertilizer plant.

The agreement provides that both the Partnership’s nitrogen fertilizer plant and our refinery are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.

The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice or (2) the agreement is otherwise terminated by the mutual written consent of the parties.

Cross-Easement Agreement

We entered into a cross-easement agreement with the Partnership in October 2007 so that both we and the Partnership can access and utilize each other’s land in certain circumstances in order to operate our respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements which provides flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.

Lease Agreement

We have entered into a five-year lease agreement with the Partnership under which we lease certain office and laboratory space to the Partnership. This agreement expires in October 2012.

Environmental Agreement

We entered into an environmental agreement with the Partnership in October 2007 which provides for certain indemnification and access rights in connection with environmental matters affecting our refinery and the Partnership’s nitrogen fertilizer plant. Generally, both we and the Partnership agreed to indemnify and defend each other and each other’s affiliates against liabilities associated with certain hazardous materials and violations of environmental laws that are a result of or caused by the indemnifying party’s actions or business operations. This obligation extends to indemnification for liabilities arising out of off-site disposal of certain hazardous materials. Indemnification obligations of the parties will be reduced by applicable amounts recovered by an indemnified party from third parties or from insurance coverage.

To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.

To the extent that liability arises from environmental contamination that is caused by us but is also commingled with environmental contamination caused by the Partnership, we may elect in our sole discretion and at our own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that we will not waive any rights to indemnification or compensation otherwise provided for in the agreement.

The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.

If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.

Omnibus Agreement

We entered into an omnibus agreement with the managing general partner and the Partnership in October 2007. The following discussion describes the material terms of the omnibus agreement.

Under the omnibus agreement the Partnership has agreed not to and will cause its controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 barrels per day whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as we continue to own at least 50% of the Partnership’s outstanding units. The restrictions will not apply to:

•	any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by the managing general partner’s board of directors; however, if at any time the Partnership completes such an acquisition, the Partnership must, within 365 days of the closing of the transaction, offer to sell the refinery-related assets to us for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to us separately from the acquired business or package of assets;

•	engaging in any refinery restricted business subject to the offer to us described in the immediately preceding bullet point pending our determination whether to accept such offer and pending the closing of any offers we accept;

•	engaging in any refinery restricted business if we have previously advised the Partnership that our Board has elected not to cause us to acquire or seek to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.

Under the omnibus agreement, we have agreed not to and will cause our controlled affiliates other than the Partnership not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as we and certain of our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions do not apply to:

•	any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by our Board, as applicable; however, if at any time we complete such an acquisition, we must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to the Partnership for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to the Partnership separately from the acquired business or package of assets;

•	engaging in any fertilizer restricted business subject to the offer to the Partnership described in the immediately preceding bullet point pending the Partnership’s determination whether to accept such offer and pending the closing of any offers the Partnership accepts;

•	engaging in any fertilizer restricted business if the Partnership has previously advised us that it has elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.

Under the omnibus agreement we have also agreed that the Partnership has a preferential right to acquire any assets or group of assets that do not constitute (i) assets used in a refinery restricted business or (ii) assets used in a fertilizer restricted business. In determining whether to cause the Partnership to exercise any preferential right under the omnibus agreement, the managing general partner will be permitted to act in its sole discretion, without any fiduciary obligation to the Partnership or the unitholders whatsoever (including us). These obligations will continue until such time as we and certain of our affiliates cease to own at least 50% of the Partnership’s outstanding units.

Services Agreement

We entered into a services agreement with the Partnership and the managing general partner of the Partnership in October 2007 pursuant to which we provide certain management and other services to the Partnership and the managing general partner of the Partnership. Under this agreement, the managing general partner of the Partnership engaged us to conduct the day-to-day business operations of the Partnership. We provide the Partnership with the following services under the agreement, among others:

•	services by our employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve the Partnership on a shared, part-time basis only, unless we and the Partnership agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the property of the Partnership and the property of the Partnership’s operating subsidiary in the ordinary course of business;

•	recommendations on capital raising activities to the board of directors of the managing general partner of the Partnership, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings and establishing appropriate insurance policies for the Partnership and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by us and the managing general partner of the Partnership from time to time.

As payment for services provided under the agreement, the Partnership, the managing general partner of the Partnership, or CRNF, the Partnership’s operating subsidiary, must pay us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation and such prorated share shall be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, including payroll, office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. The Partnership must pay us within 15 days for invoices we submit under the agreement.

The Partnership and its managing general partner are not required to pay any compensation, salaries, bonuses or benefits to any of our employees who provide services to the Partnership or its managing general partner on a full-time or part-time basis; we will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by the Partnership and its subsidiaries and the Partnership will bear all personnel costs for these employees.

For the year ended December 31, 2008, the total amount paid or payable to us pursuant to the services agreement was $13.2 million.

Registration Rights Agreement

We entered into a registration rights agreement with the Partnership in October 2007 pursuant to which the Partnership may be required to register the sale of our units (as well as any common units issuable upon conversion of units held by us). Under the registration rights agreement, following the Partnership’s initial public offering, if any, we will have the right to request that the Partnership register the sale of units held by us (and the common units issuable upon conversion of units held by us) on our behalf on three occasions including requiring the Partnership to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, we have the ability to exercise certain piggyback registration rights with respect to our own securities if the Partnership elects to register any of its equity interests. Our piggyback registration rights will not apply to the Partnership’s initial public offering, if any. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. All of the Partnership’s units held by us will be entitled to these registration rights.

Limited Partnership Agreement

In October 2007 the managing general partner, the special general partner and the limited partner entered into a limited partnership agreement which governs the relations among the parties. The following description of certain terms of the limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed as an exhibit to our annual report on Form 10-K.

Description of Partnership Interests

The partnership agreement provides that initially the Partnership has three types of partnership interests: (1) special GP units, representing special general partner interests, which are owned by the special general partner, (2) special LP units, representing a limited partner interest, which are owned by CRLLC and (3) a managing general partner interest which has associated incentive distribution rights, or IDRs, which are held by the managing general partner.

Special units.  The special units include special GP units and special LP units. We indirectly own all 30,303,000 special GP units and all 30,333 special LP units. The special GP units are special general partner interests giving the holder thereof specified joint management rights (which we refer to as special GP rights), including rights with respect to the appointment, termination and compensation of the chief executive officer and the chief financial officer of the managing general partner and entitling the holder to participate in Partnership distributions and allocations of income and loss. Special LP units have identical voting and distribution rights as the special GP units, but represent limited partner interests in the Partnership and do not give the holder thereof the special GP rights.

In accordance with the partnership agreement, the special units are entitled to payment of a set target distribution of $0.4313 per unit ($13.1 million in the aggregate for all our special units each quarter), or $1.7252 per unit on an annualized basis ($52.3 million in the aggregate for all our special units annually), prior to the payment of any quarterly distribution in respect of the IDRs. We are permitted to sell the special units at any time without the consent of the managing general partner, subject to compliance with applicable securities laws, but upon any sale of special GP units to an unrelated third party the special GP rights will no longer apply to such units.

Managing general partner interest.  The managing general partner interest, which is held solely by the managing general partner, entitles the holder to manage (subject to our special GP rights) the business and operations of the Partnership, but does not entitle the holder to participate in Partnership distributions or allocations except in respect of associated incentive distribution rights, or IDRs. IDRs represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the target distribution ($0.4313 per unit per quarter) has been paid and following distribution of the aggregate adjusted operating surplus generated by the Partnership during the period from its formation through December 31, 2009 to the special units and/or the common and subordinated units (if issued). In addition, there can be no distributions paid on the managing general partner’s IDRs for so long as the Partnership or its subsidiaries are guarantors under our Credit Facility. The IDRs are not transferable apart from the general partner interest. The managing general partner can be sold without the consent of other partners in the Partnership.

Provisions Regarding an Initial Offering by the Partnership

Under the partnership agreement and related agreements, the managing general partner has the sole discretion to cause the Partnership to undertake an initial private or public offering, subject to our joint management rights (as holder of the special GP rights, described below) if the offering involves the issuance of more than $200 million of the Partnership’s interests (exclusive of the underwriters’ overallotment option, if any).

The partnership agreement prohibits the Partnership’s managing general partner from causing the Partnership to undertake or consummate an initial offering unless the board of directors of the managing general partner determines, after consultation with us, that the Partnership will likely be able to earn and pay the minimum quarterly distribution (which is currently set at $0.375 per unit) on all units for each of the two consecutive, nonoverlapping four-quarter periods following the initial offering. If the managing general partner determines that the Partnership is not likely to be able to earn and pay the minimum quarterly distribution for such periods, the managing general partner may, in its sole discretion and effective upon closing of the initial offering, reduce the minimum quarterly distribution to an amount it determines to be appropriate and likely to be earned and paid during such periods.

The contribution agreement also provides that if the initial offering is not consummated by October 2009, the managing general partner can require us to purchase the managing general partner interest. This put right expires on the earlier of (1) October 2012 and (2) the closing of the Partnership’s initial offering. If the Partnership’s initial offering is not consummated by October 2012, we have the right to require the managing general partner to sell the managing general partner interest to us. This call right expires on the closing of the Partnership’s initial offering. In the event of an exercise of a put right or a call right, the purchase price will be the fair market value of the managing general partner interest at the time of purchase. The fair market value will be determined by an independent investment banking firm selected by us and the managing general partner. The independent investment banking firm may consider the value of the Partnership’s assets, the rights and obligations of the managing general partner and other factors it may deem relevant but the fair market value shall not include any control premium.

Management of the Partnership

The managing general partner manages the Partnership’s operations and activities, subject to our joint management rights, as specified in the partnership agreement. Among other things, the managing general partner has sole authority to effect an initial public or private offering of the Partnership, including the right to determine the timing, size (subject to our consent rights for any initial offering in excess of $200 million, exclusive of the underwriters’ overallotment option, if any) and underwriters or initial purchasers, if any, for any initial offering. The Partnership’s managing general partner is wholly-owned by an entity controlled by the Goldman Sachs Funds, the Kelso Funds and certain members of our senior management team. The operations of the managing general partner, in its capacity as the managing general partner of the Partnership, are managed by its board of directors. As of December 31, 2008, the board of directors of the managing general partner consisted of John J. Lipinski, Scott L. Lebovitz, George E. Matelich, Stanley de J. Osborne, Kenneth A. Pontarelli and two independent directors. Actions by the managing general partner that are made in its individual capacity will be made by the sole member of the managing general partner and not by its board of directors. The managing general partner is not elected by the unitholders or us and is not subject to re-election on a regular basis in the future. The officers of the managing general partner will manage the day-to-day affairs of the Partnership’s business.

The special general partner, which we own, has special management rights. The special management rights will terminate if we cease to own 15% of more of all units of the Partnership. Our management rights include:

•	appointment rights and consent rights for the termination of employment and compensation of the chief executive officer and chief financial officer of the managing general partner, not to be exercised unreasonably (our approval for appointment of an officer is deemed given if the officer is an executive officer of CVR Energy);

•	the right to appoint two directors to the board of directors of the managing general partner and one such director to any committee thereof (subject to certain exceptions);

•	consent rights over any merger by the Partnership into another entity where:

•	for so long as we own 50% or more of all units of the Partnership immediately prior to the merger, less than 60% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership;

•	for so long as we own 25% or more of all units of the Partnership immediately prior to the merger, less than 50% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership; and

•	for so long as we own more than 15% of all of the units of the Partnership immediately prior to the merger, less than 40% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership;

•	consent rights over any fundamental change in the conduct of the Partnership’s business;

•	consent rights over any purchase or sale, exchange or other transfer of assets or entities with a purchase/sale price equal to 50% or more of the Partnership’s asset value; and

•	consent rights over any incurrence of indebtedness or issuance of Partnership interests with rights to distribution or in liquidation ranking prior or senior to our units, in either case in excess of $125 million ($200 million in the case of the Partnership’s initial public or private offering, exclusive of the underwriters’ overallotment option, if any), increased by 80% of the purchase price for assets or entities whose purchase was approved by us as described in the immediately preceding bullet point.

Cash Distributions by the Partnership

During 2008, the Partnership distributed $50,000,000 to CRLLC.

Available Cash.  The partnership agreement requires the Partnership to make quarterly distributions of 100% of its “available cash.” Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter

•	less the amount of cash reserves established by the managing general partner to:

•	provide for the proper conduct of the Partnership’s business (including the satisfaction of obligations in respect of pre-paid fertilizer contracts, future capital expenditures, anticipated future credit needs and the payment of expenses and fees, including payments to the managing general partner);

•	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its subsidiaries is a party or by which the Partnership is bound or its assets are subject; and

•	provide funds for distributions in respect of any one or more of the next eight quarters, provided, however, that following an initial public offering of the Partnership, the managing general partner may not establish cash reserves pursuant to this clause if the effect of such reserves would be that the Partnership would be unable to distribute the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon with respect to any such quarter;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are used solely for working capital purposes or to make distributions to partners.

Cash distributions will be made within 45 days after the end of each quarter. The amount of distributions paid by the Partnership and the decision to make any distribution will be determined by the managing general partner, taking into consideration the terms of the partnership agreement.

Prior to the earlier to occur of (i) such time as the limitations described below in “— Non-IDR surplus amount” no longer apply, after which time available cash from operating surplus could be distributed in respect of the IDRs, assuming each unit has received at least the first target distribution, as described below and (ii) an initial offering by the Partnership, after which there will be limited partners to whom available cash could be distributed, all available cash is distributed to us, as holder of the special units.

Operating Surplus and Capital Surplus.  All cash distributed by the Partnership will be characterized either as operating surplus or capital surplus. The Partnership will distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.  Operating surplus for any period generally consists of:

•	$60 million (as described below); plus

•	all of the Partnership’s cash receipts after formation (reset to the date of the Partnership’s initial offering if an initial offering occurs), excluding cash from “interim capital transactions” (as described below); plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	cash distributions paid on equity interests issued by the Partnership to finance all or any portion of the construction, expansion or improvement of the Partnership’s facilities during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date it is abandoned or disposed of; plus

•	cash distributions paid on equity interests issued by the Partnership to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction, expansion and improvement projects referred to above; less

•	all of the Partnership’s “operating expenditures” (as defined below) after formation (reset to the date of closing of the Partnership’s initial offering if an initial offering occurs); less

•	the amount of cash reserves established by the managing general partner to provide funds for future operating expenditures (which does not include expansion capital expenditures).

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to unitholders. For example, it includes a provision that will enable the Partnership, if it chooses, to distribute as operating surplus up to $60 million of cash from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus would be to increase operating surplus by the amount of any such cash distributions. As a result, the Partnership may also distribute as operating surplus up to the amount of any such cash distributions it receives from non-operating sources.

“Operating expenditures” generally means all of the Partnership’s expenditures, including its expenses, taxes, reimbursements or payments of expenses to its managing general partner, repayment of working capital borrowings, debt service payments and capital expenditures, provided that operating expenditures will not include:

•	repayments of working capital borrowings, if such working capital borrowings were outstanding for twelve months, not repaid, but deemed repaid, thus decreasing operating surplus at such time;

•	payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to “interim capital transactions”; or

•	distributions to partners.

Where capital expenditures are made in part for expansion and in part for other purposes, the managing general partner shall determine the allocation between the amounts paid for each.

“Interim capital transactions” means the following transactions if they occur prior to liquidation of the Partnership: (a) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business); (b) sales of equity interests and debt securities; and (c) sales or other voluntary or involuntary dispositions of any assets other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements of assets.

Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the Partnership’s operating capacity (or productivity) or capital base. Maintenance capital expenditures include expenditures required to maintain equipment reliability, plant integrity and safety and to address environmental laws and regulations. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction, improvement or development of a replacement asset that is paid during the period that begins when the Partnership enters into a binding commitment or commences constructing or developing a replacement asset and ending on the earlier to occur of the date any such replacement asset commences commercial service or the date it is abandoned or disposed of.

Expansion capital expenditures include expenditures to acquire or construct assets to grow the Partnership’s business and to expand fertilizer production capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of such a capital improvement during the period that commences when the Partnership enters into a binding obligation to commence construction of a capital improvement and ending on the date such capital improvement commences commercial service or the date that it is abandoned or disposed of.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of the Partnership’s existing operating capacity or productivity, but which are not expected to expand for the long-term the Partnership’s operating capacity or asset base.

As described above, none of the Partnership’s investment capital expenditures or expansion capital expenditures will be subtracted from operating surplus. Because investment capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance all of the portion of the construction, replacement or improvement of a capital asset during the period that begins when the Partnership enters into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments and equity distributions are also not subtracted from operating surplus.

The officers and directors of the managing general partner will determine how to allocate a capital expenditure for the acquisition or expansion of the Partnership’s assets between maintenance capital expenditures and expansion capital expenditures.

Definition of Capital Surplus.  “Capital surplus” will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt securities and equity interests; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of the normal retirement or replacement of assets.

Distributions from Operating Surplus.  The Partnership’s distribution structure with respect to operating surplus will change based upon the occurrence of three events: (1) distribution by the Partnership of the non-IDR surplus amount (as defined below), together with a release of the guarantees by the Partnership and its subsidiaries of our Credit Facility, (2) occurrence of an initial offering by the Partnership (following which all or a portion of our interest will be converted into subordinated units and the minimum quarterly distribution could be reduced) and (3) expiration (or early termination) of the subordination period.

Minimum Quarterly Distributions.  The minimum quarterly distribution, or MQD, represents the set quarterly distribution amount that the common units, if issued, will be entitled to prior to the payment of any quarterly distribution on the subordinated units. The amount of the MQD will initially be set in the Partnership’s partnership agreement at $0.375 per unit, or $1.50 per unit on an annualized basis. The partnership agreement prohibits the managing general partner from causing the Partnership to undertake or consummate an initial offering unless the board of directors of the managing general partner, after consultation with us, concludes that the Partnership will be likely to be able to earn and pay the MQD on all units for each of the two consecutive, nonoverlapping four-quarter periods following the initial offering. If the managing general partner determines that the Partnership is not likely to be able to earn and pay the MQD for such periods, the managing general partner may, in its sole discretion and effective upon closing of the initial offering, reduce the MQD to an amount it determines to be appropriate and likely to be earned and paid during such periods. If the Partnership were to distribute $0.375 per unit on the number of units we own, we would receive a quarterly distribution of $11.4 million in the aggregate. The MQD for any period of less than a full calendar quarter (e.g., the periods before and after the closing of an initial offering by the Partnership) will be adjusted based on the actual length of the periods.

Target Distributions.  The Partnership’s partnership agreement provides for “target distribution levels.” After the limitations described below in “— Non-IDR surplus amount” no longer apply, the managing general partner’s IDRs will entitle it to receive increasing percentages of any incremental quarterly cash distributed by the Partnership as the target distribution levels for each quarter are exceeded. There are three target distribution levels set in the partnership agreement: $0.4313, $0.4688 and $0.5625, representing 115%, 125% and 150%, respectively, of the initial MQD amount. The target distribution levels for any period of less than a full calendar quarter (e.g., the periods before and after the closing of an initial offering by the Partnership) will be adjusted based on the actual length of the periods. The target distribution levels will not be adjusted in connection with any reduction of the MQD in connection with the Partnership’s initial offering unless we otherwise agree with the managing general partner.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and the Partnership’s managing general partner up to and above the various target distribution levels. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of the Partnership’s managing general partner and the unitholders in any available cash from operating surplus the Partnership distributes up to and including the corresponding amount in the column “total quarterly distribution,” until the available cash from operating surplus the Partnership distributes reaches the next target distribution level, if any. The percentage interests shown for the unitholders and managing general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for the managing general partner represent distributions in respect of the IDRs.

Marginal Percentage Interest in Distributions

	Total Quarterly
	Distribution Target			Managing General
	Amount		Special Units(1)	Partner

Minimum Quarterly Distribution		$0.375	100%	0%
First Target Distribution	Up to $	0.4313	100%	0%
Second Target Distribution	Above $	0.4313 and	87%	13%
	up to $	0.4688
Third Target Distribution	Above $	0.4688 and	77%	23%
	up to $	0.5625
Thereafter	Above $	0.5625	52%	48%

Non-IDR surplus amount.  There will be no distributions paid on the IDRs until the aggregate “adjusted operating surplus” (as described below) generated by the Partnership during the period from its formation through December 31, 2009, or the non-IDR surplus amount, has been distributed in respect of the special units, or, following an initial public offering of the Partnership, the common units, GP units and subordinated GP units (if any are issued). In addition, there will be no distributions paid on the IDRs for so long as the Partnership or its subsidiaries are guarantors under our Credit Facility.

Definition of Adjusted Operating Surplus.  Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes the $60 million “basket” included as a component of operating surplus, net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period (which does not include the $60 million basket described in the first bullet point of the definition of operating surplus above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period to the extent required by any debt instrument for the repayment of principal, interest or premium.

If the Partnership consummates an initial offering, cash received by the Partnership or its subsidiaries in respect of accounts receivable existing as of the closing of such an offering will be deemed to not be operating surplus and thus will be disregarded when calculating adjusted operating surplus.

Distributions Prior to the Partnership’s Initial Offering (if any).  Prior to the Partnership’s initial offering (if any), quarterly distributions of available cash from operating surplus (as described below) will be paid solely in respect of the special units until the non-IDR surplus amount has been distributed. After the limitations described in “— Non-IDR surplus amount” no longer apply and prior to the Partnership’s initial offering (if any), quarterly distributions of available cash from operating surplus will be paid in the following manner: (1) First, to the special units, until each special unit has received a total quarterly distribution equal to $0.4313 (the first target distribution), (2) Second, (i) 13% to the managing general partner interest (in respect of the IDRs) and (ii) 87% to the special units until each special unit has received a total quarterly amount equal to $0.4688 (the second target distribution), (3) Third, (i) 23% to the managing general partner interest (in respect of the IDRs) and (ii) 77% to the special units, until each special unit has received a total quarterly amount equal to $0.5625 (the third target distribution) and (4) Thereafter, (i) 48% to the managing general partner interest (in respect of the IDRs) and (ii) 52% to the special units.

Distributions from Capital Surplus.  Capital surplus is generally generated only by borrowings other than working capital borrowings, sales of debt securities and equity interests and sales or other dispositions of assets for cash, other than inventory, accounts receivable and the other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

The Partnership will make distributions of available cash from capital surplus, if any, in the following manner: (1) First, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below, (2) Second, to the common unitholders, if any, pro rata, until the Partnership distributes for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units and (3) Thereafter, the Partnership will make all distributions of available cash from capital surplus as if they were from operating surplus. The preceding discussion is based on the assumptions that the Partnership does not issue additional classes of equity interests.

The partnership agreement will treat a distribution of capital surplus as the repayment of the consideration for the issuance of a unit by the Partnership, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the managing general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once the Partnership reduces the minimum quarterly distribution and the target distribution levels to zero, the Partnership will then make all future distributions from operating surplus, with 52% being paid to the unitholders, pro rata and 48% to the Partnership’s managing general partner.

Voting Rights

The partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires (1) prior to the initial offering, the approval of a majority of the special units; (2) during the subordination period, the approval of a majority of the common units, excluding those common units held by the managing general partner and its affiliates (which will include us until such time as we cease to be an affiliate of the managing general partner) and a majority of the subordinated units, voting as separate classes; and (3) after the subordination period, the approval of a majority of the common units. In voting their units, the Partnership’s general partners and their affiliates will have no fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership and its limited partners.

The following is a summary of the vote requirements specified for certain matters under the partnership agreement:

•	Issuance of additional units: no approval right.

•	Amendment of the partnership agreement: certain amendments may be made by the managing general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets: unit majority in certain circumstances. In addition, the holder of special GP rights has joint management rights with respect to some mergers.

•	Dissolution of the Partnership: unit majority.

•	Continuation of the Partnership upon dissolution: unit majority.

•	Withdrawal of the managing general partner: under most circumstances, a unit majority is required for the withdrawal of the managing general partner prior to June 30, 2017 in a manner which would cause a dissolution of the Partnership.

•	Removal of the managing general partner: not less than 80% of the outstanding units, voting as a single class, including units held by the managing general partner and its affiliates (i) for cause prior to October 26, 2012 or (ii) with or without cause (as defined in the partnership agreement) on or after October 26, 2012.

•	Transfer of the managing general partner’s general partner interest: the managing general partner may transfer all, but not less than all, of its managing general partner interest in the Partnership without a vote of any unitholders and without our approval, to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the managing general partner and its affiliates, voting as a class and our approval, is required in other circumstances for a transfer of the managing general partner interest to a third party prior to October 26, 2017.

•	Transfer of ownership interests in the managing general partner: no approval required at any time.

Limited Call Right

If at any time the managing general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the managing general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the managing general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the managing general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the managing general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed. At any time following the Partnership’s initial offering, if any, if we fail to hold at least 20% of the units of the Partnership our common GP units will be deemed to be part of the same class of partnership interests as the common LP units for purposes of this provision. This provision will make it easier for the managing general partner to take the Partnership private in its discretion.

Conflicts of Interest

Under the partnership agreement the managing general partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders (including us) if the resolution of the conflict is either (1) approved by the conflicts committee of the board of directors of the managing general partner, although the managing general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the managing general partner or any of its affiliates (including us so long as we remain an affiliate), although the managing general partner is not obligated to seek such approval, (3) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

In addition to the provisions described above, the partnership agreement contains provisions that restrict the remedies available to the Partnership’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•	The partnership agreement permits the managing general partner to make a number of decisions in its individual capacity, as opposed to its capacity as managing general partner, thereby entitling the managing general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the managing general partner to give any consideration to any interest of, or factors affecting, the common unitholders.

•	The partnership agreement provides that the managing general partner shall not have any liability to the Partnership or its unitholders (including us) for decisions made in its capacity as managing general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of the Partnership.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the managing general partner and not involving a vote of unitholders must be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to the Partnership, as determined by the managing general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the managing general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to the Partnership.

•	The partnership agreement provides that the managing general partner and its officers and directors will not be liable for monetary damages to the Partnership or its partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•	The partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the managing general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

The partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the managing general partner. The Partnership has adopted these provisions to allow the Partnership’s general partners or their affiliates to engage in transactions with the Partnership that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of the Partnership’s general partners’ state law fiduciary duty standards.

•	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•	The partnership agreement contains provisions that waive or consent to conduct by the Partnership’s general partners and their affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement provides that when either of the general partners is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when either of the general partners is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. These standards reduce the obligations to which the Partnership’s general partners would otherwise be held.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of the Partnership’s managing general partner must be (1) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

•	If the Partnership’s managing general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the managing general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which the Partnership’s managing general partner would otherwise be held.

•	In addition to the other more specific provisions limiting the obligations of the Partnership’s general partners, the partnership agreement further provides that the Partnership’s general partners and their officers and directors will not be liable for monetary damages to the Partnership or its partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

AUDIT COMMITTEE REPORT

The audit committee consists of the following members of the Board: Messrs. Mark E. Tomkins (chairman), C. Scott Hobbs and Steve A. Nordaker. Our Board has determined that Mr. Tomkins qualifies as an “audit committee financial expert.” Additionally, our Board has determined that each member of the audit committee, including Mr. Tomkins, is “financially literate” under the requirements of the NYSE. Our Board has also determined that all three members of the audit committee are independent under current NYSE independence requirements and SEC rules. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of the Company in conformity with generally accepted accounting principles; and auditing the effectiveness of internal control over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The audit committee of the Board met 11 times during 2008. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and KPMG. We discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG, with and without management present, to discuss the results of its examination and evaluation of the Company’s internal controls.

The audit committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 with management and KPMG. The audit committee also discussed with KPMG matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

When determining KPMG’s independence, we considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by and the amount of fees paid for such services to, KPMG.

Based upon the review and discussions referred to above, we recommended to the Board and the Board has approved, that the Company’s audited financial statements be included in the 2008 Form 10-K. The audit committee also approved the engagement of KPMG as the Company’s independent auditors for 2009.

The audit committee has been advised by KPMG that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

This report is respectively submitted by the audit committee.

Audit Committee

Mark E. Tomkins, Chairman
C. Scott Hobbs
Steve A. Nordaker

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2009 to examine the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. Although ratification is not required by our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws, Delaware law or otherwise, the audit committee and our Board are requesting that stockholders ratify this appointment as a means of soliciting the opinions of stockholders and as a matter of good corporate practice.

Votes Required and Recommendation of the Board

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is required to ratify the selection of KPMG. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against this proposal. Under NYSE regulations, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the appointment of the Company’s independent auditor.

If the stockholders do not ratify the selection, the audit committee will consider any information submitted by the stockholders in connection with the selection of the independent auditor for 2009. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes such a change would be in the best interest of the Company and its stockholders.

We expect that a representative of KPMG will be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2008 and 2007, professional services were performed by KPMG for the Company. The following is a description of such services and the fees billed by KPMG in relation thereto.

	2008	2007

Audit Fees(1)	$3,711,000	$3,273,000
Audit-Related Fees(2)	$—	$130,000
Tax Fees(3)	$269,000	$300,310
All Other Fees	$—	$—

(1)	Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC as well as consents, comfort letters, the review of documents filed with the SEC, the audit of its internal control over financial reporting and reviews of the financial statements included in quarterly reports on Form 10-Q.

(2)	Audit-Related Fees include other due diligence services performed by KPMG.

(3)	Tax Fees consist of fees for income tax consulting, including tax compliance, preparation and review of corporate tax returns and other general tax consultation.

The audit committee has considered whether the non-audit services provided by KPMG, including the services rendered in connection with income tax calculations were compatible with maintaining KPMG’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm. KPMG did not bill the Company for any other services during the fiscal years 2007 and 2008.

Pre-approval of Services by the Independent Registered Public Accounting Firm

The charter of the audit committee requires the audit committee to approve in advance all audit and non-audit services provided by the independent auditor and also requires the audit committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The audit committee has also authorized any audit committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

STOCKHOLDER PROPOSALS

If you intend to present a proposal at our annual meeting for 2010 and you wish to have the proposal included in our Proxy Statement for that meeting, you must submit the proposal in writing to the Secretary at the address below. The Secretary must receive this proposal no later than November 27, 2009; provided, however, that in the event we hold our annual meeting for 2010 more than 30 days before or after March 28, 2010, we will disclose the new deadline by which proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q, or, if impracticable, by any means reasonably calculated to inform stockholders. Your proposal must satisfy the requirements set forth in Rule 14a-8 under the Exchange Act for the proposal to be included in that Proxy Statement.

A proposal meeting the requirements set forth in our by-laws for proposals to be presented at an annual meeting but not presented to us for inclusion in our Proxy Statement as provided for in the prior paragraph will not be considered filed on a timely basis with us under Rule 14a-4(c)(1) under the Exchange Act if notice is received by us after February 10, 2010 (or, if the date of our annual meeting for 2010 is held more than 30 days before or after April 28, 2010, a reasonable time before we send out proxy materials for our 2010 annual meeting). With regard to proposals that are not timely filed, we retain discretion to vote proxies we receive on such matters as our Board sees fit. For such proposals that are timely filed, we retain discretion to vote proxies we receive provided (1) we include in our Proxy Statement advice on the nature of the proposal and how we intend to exercise voting discretion and (2) the proponent does not issue a Proxy Statement.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our Proxy Statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The nominating and corporate governance committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance — Director Qualifications” above.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

The Senior Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

COST OF SOLICITATION

We bear all costs of the Annual Meeting and the solicitation. Upon request, we will reimburse banks, brokers and other nominees for the expenses they incur in forwarding the proxy materials to you.

In addition to mailing the proxy materials, members of our Board, officers and employees may solicit proxies by telephone, by fax or other electronic means of communication, or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation.

OTHER MATTERS

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to our best judgment to the extent permitted by applicable law.

For the Board of Directors,

Edmund S. Gross
Senior Vice President, General Counsel and
Secretary
March 27, 2009

ANNUAL MEETING OF STOCKHOLDERS OF
CVR Energy, Inc.
April 28, 2009
PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
Our Proxy Statement and the CVR Energy 2008 Annual Report, which includes our 2008 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.
ê          Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.           ê

■ 20930000000000000000 3	042809

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡ John J. Lipinski ¡ C. Scott Hobbs
¡ Scott L. Lebovitz
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Regis B. Lippert ¡ George E. Matelich ¡ Steve A. Nordaker
☐	FOR ALL EXCEPT (See instructions below)	¡ Stanley de J. Osborne ¡ Kenneth A. Pontarelli ¡ Mark E. Tomkins

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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CVR ENERGY, INC.
     The undersigned hereby appoints Stanley A. Riemann, Edmund S. Gross and Susan M. Ball and each or any of his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the “Company”) to be held at the Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479 on Tuesday, April 28, 2009 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Annual Report on Form 10-K dated March 13, 2009, Notice of 2009 Annual Meeting of Stockholders, dated March 27, 2009 and Proxy Statement, dated March 27, 2009. If this proxy is returned without direction being given, this proxy will be voted “FOR” Proposals One and Two.
(Continued and to be signed on the reverse side)
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